SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRULITE, INC.
(Exact name of registrant as specified in charter)

Delaware State or Other Jurisdiction of Incorporation	2810 Primary Standard Classification Code Number	24-5711620 IRS Employee I.D. Number

THREE RIVERWAY
SUITE 1700
HOUSTON, TX 77056
(817) 846-9898
(Address and telephone number of principal executive offices)

THREE RIVERWAY
SUITE 1700
HOUSTON, TX 77056
(817) 846-9898
(Address and telephone number of principal place of business)

JOHN SIFONIS
PRESIDENT
THREE RIVERWAY
SUITE 1700
HOUSTON, TX 77056
(817) 846-9898
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.0001 per share	407,500 (2)	$ 2.50	$1,018,750	$109.01
Common Stock, par value $.0001 per share	457,810 (3)	$ 2.50	$1,144,525	$122.46
Common Stock, par value $.0001 per share	396,090 (4)	$ 2.50	$990,225	$105.95
Common Stock, par value $.0001 per share	1,000,000 (5)	$ 2.50	$2,500,000	$267.50
Common Stock, par value $.0001 per share	400,000 (6)	$ 2.50	$1,000,000	$107.00

All shares of common stock being registered hereunder are being offered by selling stockholders of Trulite, Inc.

(1) Offering price computed in accordance with Rule 457(o). The price of $2.50 is a fixed price at which the selling stockholder identified herein may sell their shares until the Registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.
(2) Represents shares of common stock, par value $.0001 per share (the “Common Stock”) purchased by accredited investors in a private placement offering conducted in April 2006 at a price of $1.00 per share (the “Offering”).
(3) Represents shares of Common Stock received for services rendered to the Company.
(4) Represents shares of Common Stock converted from shares of preferred stock, par value $.0001 per share purchased by in a private placement offering conducted in June 2005 at an aggregate purchase price of $950,000.
(5) Represents shares of Common Stock underlying warrants purchased in the Offering, which such warrants are exercisable at a price of $1.50 per share.
(6) Represents shares of Common Stock underlying warrants received for services rendered to the Company, which such warrants are exercisable at a price of $3.00 per share.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Trulite, Inc.

2,661,400 shares of common stock

By means of this prospectus, certain shareholders are offering to sell up to 2,661,400 shares of common stock of Trulite, Inc. (“Trulite”, the “Registrant”, the “Company” “we”, “us” or “our”), par value $.0001 per share (the “Common Stock”), which they own or which they may at a later date acquire upon the exercise of warrants.

Trulite will not receive any proceeds from the sale of the Common Stock by the shareholders whose shares are being registered pursuant hereto. Trulite will pay the expenses of this offering. There is no underwriter and proceeds to the selling shareholders are expected to be $6,653,500 if all shares of Common Stock offered hereunder are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 8 of this prospectus.

The securities being offered hereby are not listed on any national securities exchange or the Nasdaq Stock Market.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 8, 2006

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. While we have highlighted what we believe are the key aspects of our business and this offering, you should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors" beginning on page 8.

Trulite, Inc.

Trulite, Inc. (“Trulite”, “we”, “us”, “our”, the “Company” or the “Registrant”) was incorporated in Delaware on July 15, 2004. Later that month, Trulite purchased all membership interests of Trulite Technology, LC (“Trulite Technology”), a Utah limited liability company, and merged with Trulite Technology. The Company is engaged in researching, developing, manufacturing and commercializing hydrogen generation and storage technology and integrated fuel cell products.

In January, 2002, members of Trulite Technology submitted a proposal in response to a Small Business Innovation Research (“SBIR”) solicitation from the Defense Threat Reduction Agency (“DTRA”) to research and develop a high energy density, hydrogen source to ultimately power nuclear, chemical and biological detection equipment in the field. The intended applications of the hydrogen fuel source were for use by the military as a source of portable power.

Trulite Technology, LC was incorporated in May 20, 2002, upon receipt of notification from the DTRA that Trulite Technology would receive a 6 month, $100,000, Phase 1 SBIR award to develop a hydrogen fuel source (that is, a technology for producing hydrogen gas) that could convert hydrogen gas into electricity. All patent, software and other technical rights in any products are retained by Trulite.

In January, 2004, Trulite Technology received an order from Jadoo Power Systems for two prototype chemical hydride cartridges. These were shipped in March, 2004. Trulite Technology also received an order from the Naval Research Laboratory for four larger cartridges. These were shipped in July, 2004. Jadoo Power Systems introduced William Jackson Berger (a.k.a. “John Berger”), of Contango Capital Partners, LP (“CCP”), to Trulite Technology, and CCP became interested in Trulite Technology’s hydrogen source technology. Trulite Technology concluded its first round of private funding with CCP in July, 2004. Also in July, 2004, Trulite Technology merged with, and transferred all if its interests to, the Company, a newly-formed Delaware corporation.

Trulite is an emerging technology company engaged in the development and production of portable and stationary products that produce hydrogen for the generation of electricity for the commercial and consumer markets. The Company has developed, tested, sold and delivered its first hydrogen storage product - the HydroCell, an environmentally-friendly alternative to battery power. The Company has submitted two patent applications for the HydroCell.

In August, 2005, the Company demonstrated its first, complete, commercially packaged, integrated, hydrogen fuel cell power system. In September 2005, the Company introduced its Kitty Hawk system. The product consists of three technologies: one that generates hydrogen gas from powered chemical compounds (the HydroCell, which is a patented technology); one that transforms the hydrogen gas into electricity (the fuel cell stack, which is not a patented technology) and, one that controls the flow of hydrogen for the actual generation of electricity (the control technology, which is not a patented technology). The Company believes the Kitty Hawk is the least expensive energy source on the market capable of producing 25 watts of power for several hours (as an example, 25 watts of power is sufficient to power a DVD player for several hours while concurrently charging a cell phone). It was Trulite’s integration of its patented technology (the HydroCell) with its unpatented control program and unpatented fuel cell stack that created an integrated hydrogen fuel cell power system called the Kitty Hawk.

In November 2005, the Company received its first orders for twenty-five Kitty Hawk systems. The units were manufactured in its Utah product development facility and were delivered to a selected target audience in February and March, 2006. Also in November, 2005, the Company received a $25,000 contract from Protonex Technology (“Protonex”) to develop three high energy density prototype HydroCells.

The Company is currently developing enhanced versions of the Kitty Hawk system: the Kitty Hawk 3X and the Kitty Hawk 4. The Kitty Hawk 3X is designed to be a 50 Watt integrated power system that will be able to generate electricity for 3-4 hours. It is anticipated that forty units will be manufactured by the end of August, 2006 for sale to selected commercial customers for field testing. Upon completion of field testing of the Kitty Hawk 3X, we anticipate units will be available for sale and delivery into selected commercial and consumer markets some time during the fourth quarter of 2006. Funding for product development and manufacturing are expected to come from bridge loans provided by CCP and external investors.

Trulite is also developing the Kitty Hawk 4 system, a more robust and powerful Kitty Hawk system capable of generating up to two times the power output of the current Kitty Hawk 3X unit. The Kitty Hawk 4 system is designed to be a 100 Watt integrated power system able to generate electricity for up to 4 hours. We anticipate manufacturing between 80 to 100 units for sale to selected commercial customers for field testing by the end of the first quarter, 2007. Upon completion of field testing of the Kitty Hawk 4 system, we anticipate units will be available for sale and delivery into selected commercial and consumer markets by the end of the second quarter, 2007. Funding for product development and manufacturing are expected to come from bridge loans provided by CCP, external investors and revenues generated from sales of the Kitty Hawk 4 units.

In the second quarter of 2006, we anticipate hiring a Chief Operating Officer and a Vice President of Product Development. The objectives of hiring additional senior management personnel will be to ensure the successful operations of the Company and to ensure the on-going product development of the Kitty Hawk integrated power system.

Trulite’s strategy is to leverage its unique hydrogen source technology and fuel cell technology to develop fuel cell products to address end-user applications in two identified markets: Industrial Remote Monitoring, specifically, the pipeline and well head market for remote sensing and monitoring of operating conditions in oil and gas fields and Recreational Off-Site Usage. The market segment for recreational off-site usage is focused on camping including a very specific niche target of environmentally conscious camper.

The Company maintains its executive offices at Three Riverway, Suite 1700, Houston, Texas 77056. Its telephone number is (817) 846-9898.

THE OFFERING

By means of this prospectus, certain shareholders of Trulite are offering to sell up to 2,661,400 shares of Common Stock which they own, or which they may acquire upon exercise of warrants. In this prospectus, we refer to these persons as the selling stockholders or the selling shareholders. As of June 7, 2006, we had 11,785,491 shares of Common Stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued pursuant to the exercise and/or conversion of options, warrants and convertible debt securities previously issued.

Trulite will not receive any proceeds from the sale of the shares by the selling holders of Common Stock.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues, a history of loss and the need for additional capital. See the "Risk Factors" section of this prospectus for additional risk factors.

SUMMARY FINANCIAL DATA

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus, along with the section entitled “Management's Discussion and Analysis and Plan of Operations.”

Results of Operations:

Income Statement Data:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Sales	$16,667	$1,750	$8,333	$0
Gross Profit	12,216	650	5,912	0
General, Selling, and Administrative Expenses	830,658	879,122	382,067	177,346
Other Income	255	0	412	0
Net Loss	(825,952)	(878,022)	(379,234)	(177,346)

Balance Sheet Data:

	As of December 31, 2005	As of March 31, 2006
Current Assets	$304,109	$66,889
Total Assets	337,147	97,206
Current Liabilities	44,821	184,114
Total Liabilities	44,821	184,114
Working Capital (Deficit)	259,288	(117,225)
Stockholders’ Equity (Deficit)	292,326	(86,908)

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements", which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. These risks and uncertainties include, but are not limited to:

•	general economic conditions in both foreign and domestic markets,
•	cyclical factors affecting our industry,
•	lack of growth in our industry,
•	our ability to comply with government regulations,
•	a failure to manage our business effectively and profitably, and
•	our ability to sell both new and existing products and services at profitable yet competitive prices.

You should carefully consider these risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Trulite, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The securities being offered hereby are highly speculative and prospective investors should consider, among other things, the following factors related to our business, operations and financial position.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones we will face. Additional risks not presently known to us or that the Company currently deems immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Before making any investment decision, you should also review and consider the other information set forth in this Prospectus and the exhibits thereto.

An investment in the Company is highly speculative in nature and involves an extremely high degree of risk. If any of the events, contingencies, circumstances or conditions described in this risk factors section actually occurs, our business, financial condition or results of operations could be seriously harmed.

Our business is difficult to evaluate because we are a development stage company.

The Company is a development stage company that was formed in July 2004 to further the research and development of fuel source and fuel cell systems. To date, we have manufactured and marketed only twenty-five Kitty Hawk integrated power systems to selected customers. The Kitty Hawk products were delivered to selected customer in February and March, 2006. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. An investor in our Company should consider the challenges, expenses and difficulties we will face as a development stage company seeking to develop and manufacture a new product in a relatively new market.

We expect to have a need for additional capital as we continue to execute our business plan.

To achieve and maintain competitiveness and continue our growth, we expect to raise substantial funds. Our forecasts for the period for which our financial resources will be adequate to support our operations involves risks and uncertanties and actual results could fail as a result of a number of factors. We anticipate the need to raise additional capital to develop, promote and distribute our product. Such additional funding may be raised through public or private equity or debt financings. Additional funding may not be available under favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds on terms not as favorable as we would hope. Trulite hopes to raise an additional $10 million in funding. It is anticipated that Trulite will need to raise an additional $5 million in funds by the end of the third quarter of 2006 and an additional $5 million in funds by the end of the second quarter of 2007. These funds will be required for recruiting and hiring additional technical staff, purchasing materials for the manufacture of Kitty Hawk 3X and Kitty Hawk 4 units, labor costs associated with manufacturing, and for product development and enhancements to the Kitty Hawk product line.

Technological changes could force us to drastically alter our business plan.

The quest for alternate energy sources is being undertaken by numerous governments, corporations, univeristies and other institutions and individuals throughout the world. Many of these participants have far greater experience and resources than Trulite and have been engaged in these activities for a longer period of time. In the event that commerical ready applications for alternative energy sources similar in nature to ours are introduced into the marketplace, we may be forced to alter our business plan. This can be expected to be costly and cause substantial delays in, or prevent us entirely from, realizing our objectives.

The Company must demonstrate value and reliability in order to gain consumer acceptance.

The cost of our fuel cell system is more than that of existing and competing energy providers. If we are unable to reduce our manufacturing and materials costs to produce products that are more cost effective and reliable than those of our competitors, consumers may be unlikely to purchase our products. The price of our fuel cell system depends, in large part, on material and manufacturing costs. We cannot guarantee we will be able to lower these costs without affecting the reliability and performance of our product.

The Company has limited experience manufacturing or selling fuel cells and fuel cell systems.

The Company has limited experience in producing, marketing or selling any products or services on a commercial basis. To date, we have focused primarily on research and development and have only limited experience manufacturing fuel cells or fuel source systems on a large volume, commercial basis. We believe in order to make our products profitable we would have to produce our products through a high volume automated process. We do not know whether or when we would be able to develop efficient, automated, low-cost manufacturing capabilities. Even if we are successful in developing such capabilities, we cannot ensure we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers or shareholders.

We expect that some of our fuel source products will only be commercially viable as a component of other companies’ products, and these companies may choose not to include our fuel source system in their products.

Certain of our fuel source products must be integrated into products manufactured by OEM’s. We cannot guarantee that OEMs will manufacture these products. If they manufacture such products, no assurances can be given whether they will choose to incorporate our products or that such integration will be on financial and other business terms acceptable or profitable to us. In addition, any integration, design, marketing, manufacturing or other problems encountered by an OEM could adversely affect the market for our products, and we would have no ability to control the response to such problems.

We will need to rely on third parties for the proper execution of our business strategy.

Strategic relationships are critical to Trulite for research, product development and volume manufacturing. Trulite will seek out strategic relationships for product design and development. As the Company enters into volume production, Trulite will seek out strategic relationships for manufacturing, distribution and logistics.

Outsourcing is expected to happen in phases. First, Trulite will work with raw material and individual component manufacturing. The Company will control all the development, manufacturing and quality internally for the initial small volume ramp up to 1,000 HydroCell cartridges per month. During this time, the Company will seek to develop relationships with suppliers, which will enable the Company to move some subassemblies out to them and automate the core technology in-house. These relationships will continue to be built as market demand increases. The second phase of outsourcing will begin once volume demand approaches 1,500 cartridges per month. This volume is expected to trigger the beginning of a shift to a final assembly and test facility in Houston, Texas.

The Company does not believe it should have difficulty obtaining contractors for any of this work or to supplement or replace existing contractors if any of those relationships were to be insufficient or terminate, or if the sales volume were such that the Company needed additional contractors to support the increases in sales volume. No assurance can be given that a suitable contractor can be found or that once found, it will consistently meet the Company’s demands with regard to timing or quality. It is possible, however, that difficulties in supplementing or replacing current contractors could develop in the future because of factors which the Company cannot predict at this time, creating a potential material adverse effect on the Company. The availability of raw materials may have a material adverse effect on the Company’s results of operations. Because the Company uses only the highest quality components, any restriction on the availability or use of such raw materials, whether as the result of a reduction in supply, through natural disaster or environmental restrictions, could have a material adverse effect on the business, financial condition and results of operations of the Company.

Although the Company believes it has established a close relationship with its principal manufacturers and distributors, its future success may depend on its ability to maintain these relationships and establish new ones as the Company increases its sales volume and geographic customer base. If relationships with current manufacturers and distributors were to be interrupted for any reason, it may be difficult for the Company to locate other sources with similar or greater production and distribution capacity, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Furthermore, the establishment of new manufacturing and distribution relationships involves numerous uncertainties including costs, terms of payment and timeliness of delivery, all of which such terms and conditions may be unsatisfactory to the Company and could result in additional costs to the Company.

We may not receive the assets and other technology as a result of the anticipated dissolution of Synexus.

As set forth elsewhere herein, Synexus is expected to dissolve in the near future and its equipment is expected to be transferred to CCP. CCP is then expected to transfer the equipment to Trulite. In the event CCP does not receive the equipment from Synexus or CCP does not transfer the equipment to us, as anticipated, our costs of operations and future business prospects will be materially and adversely affected as we will need to find another source for fuel cell stack technology or undertake to develop such technology on our own. In the event CCP or Trulite receives such equipment, CCP or Trulite may be subject to claims from creditors of Synexus or other third parties having relationships with Synexus, which could prevent or delay CCP’s transfer of the equipment to us or materially subject us to a risk of litigation or otherwise materially adversely affect our future business prospects.

We may be unable to raise additional capital to pursue our commercialization strategy.

Our product development and commercialization schedule may be delayed if we are unable to properly fund the Company and execute our business plan. We do not know whether we will be able to secure additional funding or funding on terms that are acceptable to us.

If additional capital is raised through the issuance of stock, stockholders’ ownership interest may be diluted.

One of the factors which generally affect the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. If a public market develops for the Company’s shares, or if the Company determines to register for sale to the public those shares of Common Stock granted in any business combination, a material amount of dilution can be expected to cause the market price of our Common Stock to decline. Furthermore, the public perception of future dilution can have the same effect even if the actual dilution does not occur.

In order for us to obtain additional capital, we may find it necessary to issue securities conveying rights senior to those of the holders of Common Stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent we convey senior rights, the value of our Common Stock can be expected to decline.

If we incur indebtedness, we may become too highly leveraged and would be in risk of default.

There is no contractual or regulatory limit to the amount of debt we can take on, although we intend to follow a conservative debt policy. If our policy were to change or be eliminated due to unforeseen circumstances, we could become more highly leveraged, which could adversely affect our ability to meet our obligations and we would then be in risk of default, which could have a material adverse effect on our financial condition, results of operations, business prospects and long term future viability.

A large scale consumer market for our products may never develop or take longer to develop than we anticipate.

A large scale consumer market for our products may never develop or may develop more slowly than we anticipate. Fuel cell technology is an emerging market, and we are unsure whether there will ever be popular demand for such products. The development of a large scale market may be affected by many factors, some of which are beyond our control, including:

-	the competitive cost of fuel cell systems,
-	the emergence of newer and more competitive technology,
-	the future cost of raw materials,
-	regulatory requirements,
-	consumer perceptions regarding the safety of our product, and
-	consumer reluctance to try new products and technologies.

If a large-scale consumer market fails to develop or develops more slowly than we anticipate, we may be unable to recover losses incurred in the development of our products.

Changes in environmental policies could hurt the market for our products and deter potential investors.

Although many governments have made the development of alternative energy sources, fuel cells in particular, a priority, we cannot assure you these governments will not change their environmental policies or that any change would not negatively affect our business. Research for alternative energy is influenced by government regulations and policies concerning energy research or conservation. Depending on the nature of the government regulations, it could be easier and more cost efficient, or more difficult and costly, to raise funds, conduct research, manufacture, market or sell our products in a given country. Government regulations may also impose more stringent requirements for the transport of the hydrogen fuel source, thereby increasing the costs of distribution.

Changes in governmental regulation could hurt the market for our products and negatively affect our ability to attract potential consumers.

The energy industry is influenced by state and federal regulations and policies. Any change in the present policies could affect additional investment in alternative forms of energy and decrease demand for our products.

Fuel cell technology may be subject to future governmental regulation which could affect the market for our product. As our products are introduced to the market, we may be subject to additional laws and regulations. We do not know the extent to which this will affect our ability to distribute our products. In addition, any future regulation may increase our production costs and the cost of our final product.

We currently face and continue to face significant competition.

Our products, the HydroCell hydrogen generation system and the Kitty Hawk integrated power system are expected to face significant competition. Many companies with substantially greater resources are developing similar hydride hydrogen generation technologies and are enhancing their fuel cell technologies. We cannot assure that customers will use Trulite products in lieu of competitor’s product offerings in the target markets we have identified. Further, the development of new technology may affect the popularity and profitability of our products or render our products obsolete.

We depend on our intellectual property, and our failure to protect that technology could adversely affect our future success.

We rely on our two patent applications to protect our intellectual property. Additionally, we make every effort to protect our knowledge of our processes and procedures. Failure to protect our existing intellectual property could cause the loss of our exclusivity or the right to use the technology we developed. If we do not adequately protect our intellectual property rights, we may have to pay others for the right to use their technology.

We could face litigation regarding the legitimacy of our patents, and we cannot ensure that we will be successful in such suits. These suits may result in the invalidation of our patent rights or the licensing of these rights to others.

We protect our proprietary intellectual property, including intellectual property that may not be patented, through the use of confidentiality agreements. We cannot assure you that these agreements will not be breached or that we will have an adequate remedy in the event that they are breached.

The Company may be unable to attract or retain key personnel, which would adversely affect our operations.

Our management team consists of several scientists, including the Company’s founder, Dr. Kevin Shurtleff. We also employ engineers and researchers to help develop our products. Our future success depends on our ability to attract and retain a highly skilled workforce, consisting of scientists, engineers, researchers and marketing professionals. We cannot assure you we will be able to attract and retain such personnel. Our inability to do so could negatively impact our success.

There is currently no trading market for our Common Stock.

Outstanding shares of Common Stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable federal or state securities laws or regulations. These restrictions will limit the ability of our stockholders to liquidate their investment.

Authorization of Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 1,500,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. As of December 31, 2005, there were 1,454,725 outstanding shares of Preferred Stock. All of the preferred is Series A 8% Cumulative Convertible Preferred Stock, par value $0.0001 per share. However, on May 2, 2006, all holders of these shares converted them to shares of Common Stock. If additional shares of Series A 8% Cumulative Convertible Preferred Stock are issued, such shares could affect the rights of holders of our Common Stock.

Forward-looking statements should not be relied on because they are inherently uncertain.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Penny Stock Regulations may impose certain restrictions on marketability of the Company’s securities.

If the Common Stock begins trading following effectiveness of this registration statement, we will likely be subject to rules pertaining to “penny stocks”. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. It is unlikely our shares will have a market price of or greater than $5.00 per share. As a result, the Company’s Common Stock will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and “accredited investors”. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell shares of the Company’s Common Stock and may affect the ability of investors to sell such shares of Common Stock in the secondary market and the price at which such investors can sell any of such shares.

Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•  control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•  manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•  “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•  excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•  the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The Company’s management is aware of the abuses that have occurred historically in the penny stock market.

USE OF PROCEEDS

Proceeds from this offering of Common Stock will inure directly to the selling shareholders hereunder. Trulite, Inc. will not receive any proceeds from the sale of the Common Stock by the shareholders whose shares are being registered pursuant hereto.

DETERMINATION OF OFFERING PRICE

The $2.50 per share offering price of the Common Stock was arbitrarily chosen using the last sales price of our Common Stock from our most recent private offering of Common Stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Trulite, Inc. intends to apply to the NASD over-the-counter bulletin board for the quotation of the Common Stock upon becoming a reporting entity under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Common Stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to existing shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the sale of shares of Common Stock by certain of the shareholders of Trulite, Inc. The shares were issued for services rendered and in private offerings for cash.

Trulite, Inc. will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered hereby are being paid by Trulite, Inc. The following table identifies the selling shareholders and the shares that are being offered for sale by the selling shareholders.

Name	Shares Owned		Shares Issuable Upon the Exercise of Notes,Options or Warrants		Shares to be sold in this Offering	Share Ownership After Offering - Number of Shares	Share Ownership After Offering -% of Class

Blackman, Sherry	50,000	(1)	50,000	(1)	100,000	-	0.0%
Boru Enterprises, Inc. (2)	200,000	(3)	250,000	(3)	450,000	-	0.0%
Cathedral Prep Seminary (4)	10,000	(5)	0		10,000	-	0.0%
Forrester Financial, LLC (6)	200,000	(1)	200,000	(1)	400,000	-	0.0%
Gagne, Kevin	10,000	(1)	10,000	(1)	20,000	-	0.0%
Jelco, LLC (7)	50,000	(3)	150,000	(3)	200,000	-	0.0%
Kaiser, Amy	10,000	(1)	10,000	(1)	20,000	-	0.0%
Keyser, Kelly	10,000	(1)	10,000	(1)	20,000	-	0.0%
Larizza, Lou	10,000	(5)	0		10,000	-	0.0%
Ligums, John	50,000	(1)	50,000	(1)	100,000	-	0.0%
Lovitz, Lawrence	25,000	(1)	25,000	(1)	50,000	-	0.0%
Nielson, Andrew	1,120,745	(3)	0		56,037	1,064,708	9.0%

Name	Shares Owned		Shares Issuable Upon the Exercise of Notes,Options or Warrants		Shares to be sold in this Offering	Share Ownership After Offering - Number of Shares	Share Ownership After Offering -% of Class

Ragsdale, Jonathan	7,500	(1)	7,500	(1)	15,000	-	0.0%
Rosarian, Inc.	10,000	(5)			10,000	-	0.0%
Salvatore, Caroline	10,000	(1)	10,000	(1)	20,000	-	0.0%
Shurtleff, Kevin	2,035,460	(3)	699,303	(8)	101,773	2,632,990	22.3%
St. Theresa Catholic Church	10,000	(5)			10,000	-	0.0%
Sutter, Irene	10,000	(1)	10,000	(1)	20,000	-	0.0%
Wehner, William	10,000	(5)	0		10,000	-	0.0%
Weinstein, Frances	25,000	(1)	25,000	(1)	50,000	-	0.0%
Contango Capital Partners, LP (9)	0	(1)	592,500	(1)	592,500	-	0.0%
Abrahams, Raid	4,816	(10)	0		241	4,575	0.0%
Bendikson, Aaron	4,816	(10)	0		241	4,575	0.0%
Berger, Kathy	19,262	(10)	0		963	18,299	0.2%
Berger, William John	720,428	(10)	0		36,021	684,407	5.8%
Bor, Michael	9,631	(10)	0		482	9,149	0.1%
Burkart, Frazer	4,816	(10)	0		241	4,575	0.0%
Contango Capital Partnership Management LLC (11)	792	(10)	0		40	752	0.0%
Contango Venture Capital Corporation (12)	2,001,014	(10)	0		100,051	1,900,963	16.1%
Delph, Walter	4,816	(10)	0		241	4,575	0.0%
Eric Fleiss	9,631	(10)	0		482	9,149	0.1%
Flores, William	433,402	(10)	0		21,670	411,732	3.5%
Guido, Greg	2,408	(10)	0		120	2,288	0.0%
H Kempner Trust Association (13)	240,779	(10)	0		12,039	228,740	1.9%
Harsley, Martyn	24,078	(10)	0		1,204	22,874	0.2%
Henry, Robert	240,779	(10)	0		12,039	228,740	1.9%
Herndon, Rogers	77,049	(10)	0		3,852	73,197	0.6%
Huge, Don	48,156	(10)	0		2,408	45,748	0.4%
David Janke	4,816	(10)	0		241	4,575	0.0%
Kempner, Hetta	48,156	(10)	0		2,408	45,748	0.4%
Kempner, Randal R.	48,156	(10)	0		2,408	45,748	0.4%
Kempner Jr., Harris	48,156	(10)	0		2,408	45,748	0.4%
Kempner, III , Harris L.	48,156	(10)	0		2,408	45,748	0.4%
Mobius Risk Group	76,350	(10)	0		3,818	72,533	0.6%
Oliver, Chris	72,234	(10)	0		3,612	68,622	0.6%

Name	Shares Owned		Shares Issuable Upon the Exercise of Notes,Options or Warrants	Shares to be sold in this Offering	Share Ownership After Offering - Number of Shares	Share Ownership After Offering -% of Class

Phillips Investment LLC (14)	240,779	(10)	0	12,039	228,740	1.9%
Right, Andrew	4,816	(10)	0	241	4,575	0.0%
Smith, Ed	516,108	(10)	0	25,805	490,303	4.2%
Smith, Paul	33,709	(10)	0	1,685	32,024	0.3%
Smith, Peter	37,171	(10)	0	1,859	35,312	0.3%
Stapleton, Walker	4,816	(10)	0	241	4,575	0.0%
Sullivan, Gerald	815,879	(10)	0	40,794	775,085	0.0%
Sullivan, John	547,109	(10)	0	27,355	519,754	4.4%
Sullivan, Todd	578,090	(10)	0	28,905	549,186	4.7%
Sullivan, William	547,109	(10)	0	27,355	519,754	4.4%
White, John	403,503	(10)	0	20,175	383,328	3.3%

Total Shares	11,785,491		2,099,303	2,661,400	11,223,394	88.65%

(1) On April 13, 2006, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite issued 1,000,000 shares of Common Stock and 1,000,000 warrants to purchase Common Stock, at an exercise price of $1.50 per share, to 12 accredited investors for an aggregate purchase price of $1,000,000.
(2) The sole member of the Board of Directors of Boru Enterprises, Inc. (“Boru”) is John Moran. Mr. Moran exercises voting and investment power on behalf of Boru.
(3) These securities were received as compensation for services rendered to the Company.
(4) Cathedral Prep Seminary is a not-for-profit organization managed by John Moran. John Moran exercises voting and investment power on behalf of Cathedral Prep Seminary.
(5) Boru distributed these shares of Common Stock for no consideration.
(6) The sole member of the Board of Directors of Forrester Financial, LLC (“Forrester Financial”) is Ted Karkus. Ted Karkus exercises voting and investment power on behalf of Forrester Financial.
(7) Jelco, LLC (“Jelco”) is managed by John Ligums, who exercises voting and investment power on behalf of Jelco.
(8) These securities are options granted pursuant to the company’s stock option plan.
(9) The general partners of Contango Capital Partners, LP (“CCP) are John Berger, Kenneth R. Peak, Todd Sullivan, Gerald Sullivan, Eric Melvin and John D. White, who collectively exercise voting and investment power on behalf of CCP.
(10) CCP distributed these shares of Common Stock to its limited partners for no consideration.
(11) Contango Capital Partnership Management LLC (“CCPM”) is managed by John Berger, who exercises voting and investment power on behalf of CCPM.
(12) Contango Venture Capital Corporation (“CVCC”) is managed by John Berger, who exercises voting and investment power on behalf of CVCC.
(13) H Kempner Trust Association is managed by Shrub Kempner and Tree Kempner, who collectively exercise voting and investment power on behalf of H Kempner Trust Association.
(14) Phillips Investment LLC is managed by Charles Williams, who exercises voting and investment power on behalf of Phillips Investment LLC.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders may also transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Trulite, Inc. has advised the selling shareholders that in the event of a “distribution” of the shares owned by the selling shareholders, such selling shareholders, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Exchange Act until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. Trulite has also advised the selling shareholders that Rule 101 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

LEGAL PROCEEDINGS

Trulite is not a party to any legal proceedings nor is any of their property the subject of any proceeding, nor are they aware of any proceedings pending or of any actions that might give rise to any such proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Name	Age	Position

John Sifonis	65	President and Director

James A. Longaker	60	Chief Financial Officer and Secretary

John Berger	32	Chairman of the Board of Directors

William Flores	52	Director

Richard Hoesterey	63	Director

General Randolph House	59	Director

Eric Melvin	40	Director

Thomas Samson	65	Director

John Sifonis, President and Director.

John Sifonis joined Trulite in 2004. Prior to joining the Company, from July, 1998 to October, 2004 Mr. Sifonis was the Managing Director of the Internet Business Solutions Group at Cisco Systems, Inc. Prior to joining Cisco Systems, Inc., from December, 1991 to July, 1998, Mr. Sifonis was the Chief Executive Officer of SAI International, LLC. Prior to forming SAI International, from January, 1976 to August, 1989 Mr. Sifonis was a Senior Partner in the Management Consulting Group of Ernst & Young. While at Ernst & Young, Mr. Sifonis also served as the National Director of the Strategic Management Consulting Group. He received a Bachelor of Science Degree in Management Science from Case Institute of Technology in 1963 and has completed additional post graduate studies at Case Institute in Operations Research.

James A. Longaker, Chief Financial Officer and Secretary.

James A. Longaker is the Company’s Chief Financial Officer and Secretary. Prior to joining Trulite in May of 2005, Mr. Longaker worked from December 2001 to May 2005 as a partner at the Forte Group, LLC, a management consulting firm that specialized in emerging businesses. From February 1999 to December 2001, Mr. Longaker worked as a consultant with Glass and Associates serving as an interim Chief Financial Officer for companies in financial difficulty. From 1990 to 1999, he had his own business working with distressed companies. Mr. Longaker received his bachelor’s degree from Louisiana Polytechnic Institute and a Master’s degree in Business Administration in 1969 from Louisiana State University. Mr. Longaker has four certifications: Certified Public Accountant licensed to practice public accounting in Louisiana and Texas, Certified Fraud Examiner, Certified Turnaround Professional and a Certified Insolvency and Restructuring Advisor.

John Berger, Chairman of the Board of Directors.

John Berger has more than nine years of experience in the energy industry. Prior to joining Trulite, during 1996-2001, Mr. Berger worked as a trader at Enron, an energy trading entity. From January 2002 through December 2003, Mr. Berger was employed by the Federal Energy Regulatory Commission, advising on trading activities in the natural gas and power markets. In addition, he assisted the FERC with regard to how a commercial trading operation is set up with information services and models to predict power loads of utilities. He also helped analyze regulatory issues with distributed generation and interconnection into the power grid. Finally, he was able to show the FERC how to analyze the impact of credit quality of market participants on liquidity in the power and natural gas markets. He also served as an advisor to the drafters of the Standard Market Design regulatory document, which is currently being considered by the United States Congress. Mr. Berger graduated cum laude from Texas A&M with a B.S. in civil engineering in 1996. In 2003, Mr. Berger graduated from Harvard Business School.

William Flores, Director.

William (Bill) Flores, a director of Trulite, is currently the President and Chief Executive Officer of Phoenix Exploration Company, a private equity funded oil and gas company focused upon exploration and acquisition operations along the Gulf Coast and in the shallow and medium water depths of the Gulf of Mexico. Prior to forming Phoenix Exploration in January 2006, Mr. Flores was a Senior Vice President and Chief Financial Officer with Gryphon Exploration Company from January 2002 until August 2006. Gryphon Exploration Company was a private equity funded (formed in October 2000 by Warburg Pincus) oil and gas company with operations concentrated in the Gulf of Mexico. From August 1999 through October 2002, Mr. Flores was a self-employed investor/consultant. During this period, Mr. Flores managed investments and served as a consultant to two small privately held corporations operating in the oilfield service and e-commerce industries. He also served on the boards of a private company and two non-profit entities. Mr. Flores received an MBA from Houston Baptist University in 1985 and a BBA in Accounting from Texas A &M University in 1976. He is also a Certified Public Accountant (Texas).

Richard K. Hoesterey, Director

Richard (Dick) Hoesterey, a director of Trulite, is an experienced executive with over thirty-five years in general management and manufacturing operations management in a variety of industries including electronics, industrial goods and power regulation. His management experience includes roles as officer and/or board member of private and public companies. Mr. Hoesterey is currently the President and Chief Executive Officer of Components Corporation of America, a position he has held since 1997. Components Corporation of America (CCA) operates as a holding company and currently has three wholly-owned subsidiary companies which function as self contained, stand-alone companies. These businesses are focused on design, manufacture and sale of electrical control technology components and subsystems for industrial, commercial, military, and government markets. Prior to becoming the CEO of Components Corporation, Mr. Hoesterey was a Senior Partner with Thomas Group, Inc. from 1990 to 1997. In this capacity, he was a Program Results Manager and Change Agent for several clients. From 1986 to 1990, Mr. Hoesterey was an Executive Vice President for EPI Technologies. In the capacity of Executive Vice President, he directed the growth and development of the Component Processing Division. He also directed the corporate level functions of Human Resources, Facilities and Sales. From 1984 to 1986, Mr. Hoesterey was a Director, Material Services with Compaq Telecommunications Corporation, a start-up company in the Computer Telephone industry. He was responsible for Purchasing, Production Planning & Control and Material Services. From 1978 to 1986, Mr. Hoesterey was employed by Harris Corporation in a number of management positions including Director/Plant Manager, Equipment Refurbishment; Director, Manufacturing Systems Implementation; and, Director, Materials. From 1969 to 1976, Mr. Hoesterey worked for the Xerox Corporation in a number of management positions in the areas of operations, logistics, new product introductions, business improvement programs, and several MRP implementations. From 1966 to 1969, Mr. Hoesterey was a 1st Lieutenant in the U.S. Army. Mr. Hoesterey received a BBA in Industrial Management from Clarkson University in 1965 and has completed additional post graduate studies for his MBA at Rochester Institute of Technology. He also has an APICS Certification in Production and Inventory management.

General Randolph House, Director.

General House is a retired U.S. Army Lieutenant General. Prior to his retirement in 2003, General House served the Army for thirty-three years. Notably, General House was Deputy Commandant, US Army Command and General Staff College at Fort Leavenworth, Kansas. In 1996, General House was assigned to the Pentagon as Senior Military Assistant to the Secretary of Defense, Dr. William Perry. In 1997, General House was assigned as the Assistant Chief of Staff for Installation Management, Department of the Army. Later that year, he assumed command of the Eighth United States Army and Chief of Staff, United Nations Command/Combined Forces Command/United States Forces in Seoul, Korea. In 1998, General House received his second three star assignment as the Deputy Commander-in-Chief and Chief of Staff, United States Pacific Command. General House earned a Bachelor’s Degree in 1968 from Texas A&M University. He also received a Master’s Degree from Clemson University.

Eric Melvin, Director.

Eric Melvin, a director of Trulite, is the founder, President and Chief Executive Officer of Mobius Risk Group, a provider of energy risk management outsourcing and advisory services. Prior to forming Mobius Risk Group, from 2000 to 2001, Mr. Melvin worked as the VP, New Business Ventures at Enron Energy Services, an Energy Trading entity. Mr. Melvin received his BGS from the University of Michigan, Ann Arbor in 1985. He also earned a JD from the University of Detroit, School of Law in 1990.

Thomas Samson, Director.

Thomas (Tom) Samson, a director of Trulite, is the President and Chief Executive Officer of Teamwork Dynamics, Inc. which he founded in 1990. Teamwork Dynamics (formerly WeCoachTeams, Inc.) is a professional services firm providing executive level support to CEOs of firms seeking to drive results though the focused actions of executive and management teams based on collaborative problem solving, individual commitments and personal accountability. During the past decade Mr. Samson has personally undertaken, through Teamwork Dynamics, a number of client assignments which have included roles as CEO, President, COO and CIO. Mr. Samson is a Certified Public Accountant with over twenty-five years in the public accounting profession where he was a partner with Arthur Young & Company, one of the accounting profession’s big eight accounting firms. During his career with Arthur Young, he focused on technology industries and started Arthur Young’s Technology Center which served the investors and management of technology companies from startup to full operations. He received his BSBA degree from Creighton University.

The term of office of each director expires at the Company's annual meeting of stockholders or until their successors are duly elected and qualified. Directors are not compensated for serving as such. Officers serve at the discretion of the board of Directors.

No officer or director has, during the past five years, been involved in (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (d) a finding by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

The Company’s Board of Directors in March 2006 organized a budget and audit committee (the “Audit Committee”) headed by Tom Samson. Mr. Samson, a Certified Public Accountant, is a former partner of Arthur Young, with over twenty years financial experience. Trulite believes Mr. Samson meets the qualifications as an audit committee expert. Mr. Flores also serves on the Audit Committee.

In April, 2006, Trulite formed a compensation committee. The committee has three members: Mr. John Berger, General Randolph House and Mr. Richard Hoesterey.  Mr. Hoesterey is the Chairman of the compensation committee.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth, as of the date of this Registration Statement, the number of shares of Common Stock owned of record and beneficially by executive officers and directors, and persons who hold 5% or more of the outstanding Common Stock, of the Company. Also included are the shares held by all executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class

Kevin Shurtleff (a) 14807 South Heritagecrest Way, Suite A Bluffdale, UT 84065	2,734,763	(b)	21.9%

Andrew Nielson 14807 South Heritagecrest Way, Suite A Bluffdale, UT 84065	1,120,745	(c)	9.51%

Eric Ladd 4987 West Woodbend Road West Jordan, UT 84084	648,794	(d)	5.22%

John Berger (e) Three Riverway Suite 1700 Houston, TX 77056	1,489,206	(f)	11.86%

Contango Capital Partners, L.P. (g) Three Riverway Suite 1700 Houston, TX 77056	768,778	(h)	6.12%

John Sifonis (i) P.O. Box 201887 Arlington, TX 76006-1887	46,113	(j)	0.39%

General Randolph House (k) Three Riverway Suite 1700 Houston, TX 77056	3,423	(l)	0.03%

James A. Longaker (m) 2002 Woodland Valley Drive Kingwood, TX 77339	3,700	(n)	0.03%

Eric Melvin (o) Three Riverway Suite 1700 Houston, TX 77056	0		--

Thomas F. Samson (p) 1307 Barrington Drive Coppell, TX 75019	0		--

William Flores (q) 25 Beacon Hill Sugar Land, TX 77479	433,402	3.68%

Contango Venture Capital Corporation (r) 3700 Buffalo Speedway, Suite 960 Houston, TX 77098	2,001,014	16.98%

Richard Hoesterey (s) 7852 La Cosa Drive Dallas, TX 75248	0	0%

Gerald Sullivan 2 Colony Park Drive Galveston, TX 77551	815,879	6.92%

All Directors and Officers as a Group (8 individuals)	1,975,844	15.67%

-----------
(a)	Dr. Shurtleff resigned from his position as member of the Board of Directors and Vice President of Technology on March 24, 2006. Dr. Shurtleff continues to work for Trulite as an employee.
(b)	Represents 2,035,460 shares of Common Stock and options to purchase up to 699,303 shares of Common Stock at a price of $.88 per share, which such options vest on April 10, 2006.
(c)	Effective March 2, 2005, Mr. Nielson gave an option to Eric Ladd to purchase up to 473,968 shares of his Common Stock for an aggregate purchase price of $48,000, exercisable at any time.
(d)
Represents options to purchase 174,826 shares of Common Stock from the Company and a currently exercisable option to purchase up to 473,968 shares of Common Stock from Andrew Nielson for an aggregate purchase price of $48,000. This option to purchase Mr. Nielson’s Common Stock expires March 2, 2014.

(e)	Mr. Berger is the Chairman of the Board of Directors of Trulite and the managing partner of CCP.
(f)
Represents 720,428 shares of Common Stock Mr. Berger owns in his individual name and warrants to purchase 592,500 shares of Common Stock and options to purchase 176,278 shares of Common Stock owned by CCP. Although he does not have sole dispositive power over the warrants and options owned by CCP, he may be deemed to be the beneficial owner thereof.

(g)	The general partners of CCP are John Berger, Kenneth R. Peak, Todd Sullivan, Gerald Sullivan, Eric Melvin and John D. White.
(h)
Represents options to purchase up to 176,278 shares of Common Stock at a price of $.88 per share, which such options vest on April 10, 2006, and warrants to purchase 592,500 shares of Common Stock at a strike price of $1.50 per share.

(i)	Mr. Sifonis is the President and a director of Trulite.
(j)	Represents options to purchase up to 46,113 shares of Common Stock at a price of $.88 per share, which such options vest on April 11, 2006.
(k)	General House is a director of Trulite.
(l)	Represents options to purchase up to 3,423 shares of Common Stock at a price of $.88 per share, which such options vest on April 11, 2006.
(m)	Mr. Longaker is the Chief Financial Officer and Secretary of Trulite.
(n)	Represents options to purchase up to 3,700 shares of Common Stock at a price of $.88 per share, which such options vest on July 15, 2006.
(o)	Mr. Melvin is a director of Trulite.
(p)	Mr. Samson is a director of Trulite.
(q)	Mr. Flores is a director of Trulite.
(r)
Contango Venture Capital Corporation, LLC is owned by Contango Oil & Gas Company, which is managed by Kenneth R. Peak, Lesia Bautina, Sergio Castro and Marc Duncan. The Board of Directors of Contango Oil & Gas Company includes Kenneth R. Peak, Jay D. Brehmer, Darrell W. Williams, Charles M. Reimer and Steven L. Schoonover.

(s)	Mr. Hoesterey was appointed to the Company’s Board of Directors on May 5, 2006.

DESCRIPTION OF SECURITIES

General

(a) Common and Preferred Stock.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 21,500,000 shares of capital stock, comprised of 20,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") and 1,500,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”). As of June 7, 2006, 11,785,491 shares of capital stock, consisting of 11,785,491 shares of Common Stock and no shares of Preferred Stock, were issued and outstanding.

Common Stock

All shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

On April 10, 2005, the Board of Directors authorized a five for one split on all Common Stock issued prior to that date. The Preferred Stock outstanding as of April 10, 2005 would also split five for one if any preferred holder prior to that time converted the preferred to Common Stock at some later date.

Preferred Stock

Trulite is authorized by its Certificate of Incorporation to designate and issue up to 1,500,000 shares of Preferred Stock. The Company has designated Series A 8% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock ranks, as to the payment of dividends and the distribution of assets upon liquidation or winding up of the Company, (i) senior to or on parity with all other classes and series of the Preferred Stock and (ii) senior to the Common Stock. Holders of Series A Preferred Stock are entitled to receive preferential cumulative dividends at an annual rate of 8% of the original issue price, payable at the option of the Company in cash or in shares of Series A Preferred Stock. Any dividends declared by the Board are payable quarterly. Upon any liquidation, winding up or dissolution of the Company, holders of the Series A Preferred Stock receive $1.00 per share (the original issue price) plus any dividends, whether or not declared by the Board, accrued and unpaid.

Each share of the Series A Preferred Stock may be converted, in whole or part, at the option of the holder, at any time, into a number of duly authorized, validly issued, fully paid and non assessable shares of Common Stock, as is determined by dividing the original issue price of the Series A Preferred Stock by the conversion price, which is subject to adjustment, but which was $1.00 per share upon issuance. Each share of the Series A Preferred Stock automatically converts into shares of Common Stock on or after (i) the closing of a underwritten, public sale of Common Stock, at a price per share which results in the Company having a market value of at least $50,000,000 or (ii) the date specified by written consent by the holders of a majority of the outstanding shares of the Series A Preferred Stock.

Each holder of shares of the Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible.

The conversion price of the Series A Preferred Stock is subject to adjustment: (i) upon any stock split, dividend or other distribution (whether of Common Stock or other form of distribution), (ii) if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, combination, substitution or otherwise, (iii) upon any capital reorganization of the Company or a merger or consolidation of the Company with or into another corporation or other business entity, or the sale of all or substantially all of the Company’s properties or assets, (iv) if the Company issues any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the price per share for which additional shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent shall be less than the applicable conversion price of the Series A Preferred Stock then in effect or if, after any such issuance of Common Stock Equivalents, the price per share for which additional shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable conversion price of the Series A Preferred Stock, (v) upon any merger or consolidation, dependent on the price paid by or to the Company in such transaction or (vi) if the Company, at any time prior to the latest to occur of the (A) first anniversary of the issuance date of the Series A Preferred Stock or (B) date of the consummation of a financing transaction of the Company resulting in at least $500,000 of gross proceeds to the Company, issues any options to purchase Common Stock to any employees of the Company.

The Company cannot amend, alter or repeal the preferences, rights, powers or other terms of the Series A Preferred Stock to adversely affect the Series A Preferred Stock without the written consent or affirmative vote of at least 66.6% of the then-outstanding shares of the Series A Preferred Stock.

As of December 31, 2005, there were three record holders of 1,454,725 outstanding shares of Series A Preferred Stock. On May 2, 2006, these three holders converted their shares of Series A Preferred Stock into 6,562,630 shares of Common Stock. As of the date hereof, there are no shares of Series A Preferred Stock issued and outstanding.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and bylaws, copies of which have been filed as exhibits to the Company’s Form 10-SB/A filed with the Commission on June 8, 2006.

Stock Options, Warrants and Other Rights

Trulite adopted an option plan to provide for the issuance of up to 3,110,805 shares of Common Stock which may be granted in the form of options to employees, directors, consultants and advisors to the Company. The number of options, option price, vesting and exercise schedules and the duration of all options shall all be determined by the Board of Directors at the time of grant. Currently, 1,747,031 options have been granted, all pursuant to the Option Plan. Of the options granted, 1,647,031 have an exercise price of $.88 per share. The remaining 100,000 options have an exercise price of $1.00 per share. All options granted under the Plan vest, so long as the employee remains employed by the Company, within four years of the grant, according to a vesting schedule contained therein. The options granted under the Plan may not be exercised more than seven years after the date of the grant.

On April 13, 2006, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite issued 1,000,000 warrants to purchase Common Stock, at an exercise price of $1.50 per share to various investors in a private placement.

In March 2006, Trulite entered into a consulting agreement with Boru Enterprises, Inc. (“Boru”). Pursuant to the agreement, Boru shall (i) assist in the Company identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The term of the agreement has not been determined, though both Boru and the Company anticipate such services to be provided by Boru for at least two years. In exchange for these services, the Company shall (i) issue to Boru 250,000 shares of Common Stock, which are included in this registration statement and (ii) issue to Boru 250,000 five-year warrants to purchase Common Stock at a strike price of $3 per share. Boru shall pay all of its reasonable expenses. Of the 250,000 shares of Common Stock and the 250,000 warrants to be issued as compensation, Boru is retaining 200,000 shares of Common Stock and 200,000 warrants. The remaining 50,000 shares of Common Stock shall be issued to five different charities, 10,000 shares to each.

On April 25, 2006, Trulite entered into a consulting agreement with John Ligums of Jelco, LLC (“Jelco”) for investment banking services. Pursuant to the agreement, Jelco shall (i) assist in the Company identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The term of the agreement has not been determined, though both Mr. Ligums and the Company anticipate such services to be provided by Jelco for at least two years. In exchange for these services, the Company shall issue to Jelco 50,000 shares of Common Stock, which shall be included in this registration statement and 150,000 five-year warrants to purchase Common Stock at a strike price of $3 per share. Jelco shall pay all of its reasonable expenses. Separately, Mr. Ligums’ son, Jeb Ligums, purchased 50,000 shares of Common Stock in April 2006, as discussed in Part II Item 4, and Mr. Ligums’ daughter, Jenny Ligums, owns options to purchase 5,000 shares of Common Stock. Jenny Ligums was formerly employed by CCP and now works with an affiliate of CCP.

Comparative Share Data:

Shares offered by this prospectus by the selling shareholders:  2,661,400

As of June 7, 2006, we had 11,785,491 outstanding shares of Common Stock, excluding shares which may be issued upon the exercise of currently outstanding warrants and options.

The issuance of additional shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower its price. Investors in this offering will suffer immediate dilution, since the price paid for the securities offered will likely be more then the net tangible book value of our Common Stock. Net tangible book value is calculated by dividing our total assets, less intangible assets and liabilities, by the number of outstanding shares of Common Stock.

Other Shares Which May Be Issued:

The following table lists additional shares of Common Stock which may be issued as the result of the exercise of outstanding warrants and options:

Shares issuable upon exercise of warrants, options and other convertible securities	3,147,031(1)

(1) See “Stock Options, Warrants and Other Rights” set forth above for a description of the terms and conditions pursuant to which other shares may be issued.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for the Common Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our audited financial statements for the years ended December 31, 2005 and 2004, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of UHY Mann Frankfort Stein & Lipp, CPA’s, LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

INDEMNIFICATION

As permitted by Delaware law, the Company’s certificate of incorporation limits the personal liability of directors to the fullest extent permitted by the provisions of the Delaware General Corporation Law. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement of which this prospectus forms a part. This information can also be examined as described in "Further Information."

BUSINESS

Overview of the Company, Products and Target Markets

Trulite is an emerging technology company engaged in the development and production of portable and stationary products that produce hydrogen for the generation of electricity for the commercial and consumer markets. The Company has developed, tested, sold and delivered its first hydrogen storage product - the HydroCell, an environmentally-friendly alternative to battery power. The Company has submitted two patent applications for the HydroCell.

In August, 2005, the Company demonstrated its first, complete, commercially packaged, integrated, hydrogen fuel cell power system. In September 2005, the Company introduced its Kitty Hawk system. The product consists of three technologies: one that generates hydrogen gas from powered chemical compounds (the HydroCell, which is a patented technology); one that transforms the hydrogen gas into electricity (the fuel cell stack, which is not a patented technology) and, one that controls the flow of hydrogen for the actual generation of electricity (the control technology, which is not a patented technology). The Company believes the Kitty Hawk is the least expensive energy source on the market capable of producing 25 watts of power for several hours (as an example, 25 watts of power is sufficient to power a DVD player for several hours while concurrently charging a cell phone). It was Trulite’s integration of its patented technology (the HydroCell) with its unpatented control program and unpatented fuel cell stack that created an integrated hydrogen fuel cell power system called the Kitty Hawk.

In November 2005, the Company received its first orders for twenty-five Kitty Hawk systems. The units were manufactured in its Utah product development facility and were delivered to a selected target audience in February and March, 2006. Also in November, 2005, the Company received a $25,000 contract from Protonex Technology (“Protonex”) to develop three high energy density prototype HydroCells.

The Company is currently developing enhanced versions of the Kitty Hawk system: the Kitty Hawk 3X and the Kitty Hawk 4. The Kitty Hawk 3X is designed to be a 50 Watt integrated power system that will be able to generate electricity for 3 to 4 hours. The first set of ten Kitty Hawk 3X systems is expected to be manufactured and available in early July, 2006 to selected commercial customers for field testing. It is anticipated that an additional forty units will be manufactured by the end of August, 2006 for sale to selected commercial customers for more comprehensive and expansive field testing. Field testing of the units is expected to last 6 weeks. Upon completion of field testing of the Kitty Hawk 3X, we anticipate units will be available for sale and delivery into selected commercial and consumer markets some time during the fourth quarter of 2006. Funding for product development and manufacturing are expected to come from bridge loans provided by CCP and external investors.

Trulite is also developing the Kitty Hawk 4 system, a more robust and powerful Kitty Hawk system capable of generating up to two times the power output of the current Kitty Hawk 3X unit. The Kitty Hawk 4 system is designed to be a 100 Watt integrated power system able to generate electricity for up to 4 hours. The Kitty Hawk 4 system is anticipated to be available for field testing by the end of the first quarter, 2007. We anticipate manufacturing between 80 to 100 units for sale to selected commercial customers for field testing. Field testing is anticipated to take 8 to 10 weeks. Upon completion of field testing of the Kitty Hawk 4 system by the end of the second quarter of 2007, we anticipate units will be available for sale and delivery into selected commercial and consumer markets. Funding for product development and manufacturing are expected to come from bridge loans provided by CCP, external investors and revenues generated from sales of the Kitty Hawk 4 units.

Trulite’s strategy is to leverage its unique hydrogen source technology and fuel cell technology to develop fuel cell products to address end-user applications in two identified markets: Industrial Remote Monitoring, specifically, the pipeline and well head market for remote sensing and monitoring of operating conditions in oil and gas fields and Recreational Off-Site Usage. The market segment for recreational off-site usage is focused on camping including a very specific niche target of environmentally conscious camper.

Since inception, the Company has sought to develop alternative energy sources to conventional portable and stationary technologies, such as batteries and diesel generation units, for the commercial and consumer markets. Although the Company is not focused on the military market, the Company anticipates pursuing opportunities in this market through strategic relationships with companies such as Protonex, as well as measuring the risks and rewards to the Company for developing more specialized products for the military market.

Historical

Trulite was incorporated in Delaware on July 15, 2004. Later that month, Trulite purchased all membership interests of Trulite Technology, LC (“Trulite Technology”), a Utah limited liability company, and merged with Trulite Technology, whereby Trulite survived the merger. The Company is engaged in researching, developing, manufacturing and commercializing hydrogen generation and storage technology and integrated fuel cell products.

In January, 2002, members of Trulite Technology submitted a proposal in response to a Small Business Innovation Research (“SBIR”) solicitation from the Defense Threat Reduction Agency (“DTRA”) to research and develop a high energy density, hydrogen source to ultimately power nuclear, chemical and biological detection equipment in the field. The intended applications of the hydrogen fuel source were for use by the military as a source of portable power.

Trulite Technology, LC was incorporated in May 20, 2002, upon receipt of notification from the DTRA that Trulite Technology would receive a 6 month, $100,000, Phase 1 SBIR award to develop a hydrogen fuel source (that is, a technology for producing hydrogen gas) that could convert hydrogen gas into electricity. All patent, software and other technical rights in any products are retained by Trulite.

Work on the project commenced in August 2002, and in January, 2003, Trulite Technology built and tested its first, dry, chemical hydride, hydrogen fuel source. In January, 2003 Trulite Technology submitted a proposal to the United States Air Force (“USAF”) for a very high energy density hydrogen source for larger fuel cell systems. Trulite Technology received notification from the USAF in May, 2003 that it had been selected for another six month, $100,000 Phase 1 SBIR award. All patent, software and other technical rights in any products are retained by Trulite.

In January, 2004, Trulite Technology received an order from Jadoo Power Systems for two prototype chemical hydride cartridges. These were shipped in March, 2004. Trulite Technology also received an order from the Naval Research Laboratory for four larger cartridges. These were shipped in July, 2004. In October of 2003, Trulite had been introduced to John Berger of Contango Capital Partners through Jadoo Power Systems. Contango Capital Partners become interested in Trulite Technology’s hydrogen source technology and Trulite Technology concluded its first round of private funding with Contango Capital Partners in July, 2004. Later in July, 2004, Trulite Technology merged with, and transferred all if its interests to, the Company, a newly-formed Delaware corporation.

Trulite is an emerging technology company engaged in the development and production of portable and stationary products that produce hydrogen for the generation of electricity for the commercial and consumer markets. The Company has developed, tested, sold and delivered its first hydrogen storage product - the HydroCell, an environmentally-friendly alternative to battery power. The Company has submitted two patent applications for the HydroCell.

In August, 2005, the Company demonstrated its first, complete, commercially packaged, integrated, hydrogen fuel cell power system. In September 2005, the Company introduced its Kitty Hawk system. The product consists of three technologies: one that generates hydrogen gas from powered chemical compounds (the HydroCell); one that transforms the hydrogen gas into electricity (the fuel cell stack) and, one that controls the flow of hydrogen for the actual generation of electricity (the control technology). The Company believes the Kitty Hawk is the least expensive energy source on the market capable for producing 25 Watts of power for several hours (as an example, 25 Watts of power is sufficient to power a DVD player for several hours while concurrently charging a cell phone).

In November 2005, the Company received its first orders for twenty-five Kitty Hawk systems. The units were manufactured in its Utah product development facility and were delivered to a selected target audience in February and March, 2006. Also in November, 2005, the Company received a $25,000 contract from Protonex to develop three high energy density prototype HydroCells.

The Company is currently developing enhanced versions of the Kitty Hawk system: the Kitty Hawk 3X and the Kitty Hawk 4. The Kitty Hawk 3X is designed to be a 50 Watt integrated power system that will be able to generate electricity for 3 to 4 hours. The first set of ten Kitty Hawk 3X systems is expected to be manufactured and available in early July, 2006 to selected commercial customers for field testing. It is anticipated that an additional forty units will be manufactured by the end of August, 2006 for sale to selected commercial customers for more comprehensive and expansive field testing. Field testing of the units is expected to last 6 weeks. Upon completion of field testing of the Kitty Hawk 3X, we anticipate units will be available for sale and delivery into selected commercial and consumer markets some time during the fourth quarter of 2006. Funding for product development and manufacturing are expected to come from bridge loans provided by Contango Capital Partners, LP (“CCP”) and external investors.

Trulite is also developing the Kitty Hawk 4 system, a more robust and powerful Kitty Hawk system capable of generating up to two times the power output of the current Kitty Hawk 3X unit. The Kitty Hawk 4 system is designed to be a 100 Watt integrated power system able to generate electricity for up to 4 hours. The Kitty Hawk 4 system is anticipated to be available for field testing by the end of the first quarter, 2007. We anticipate manufacturing between 80 to 100 units for sale to selected commercial customers for field testing. Field testing is anticipated to take 8 to 10 weeks. Upon completion of field testing of the Kitty Hawk 4 system by the end of the second quarter of 2007, we anticipate units will be available for sale and delivery into selected commercial and consumer markets. Funding for product development and manufacturing are expected to come from bridge loans provided by CCP, external investors and revenues generated from sales of the Kitty Hawk 4 units.

In the second quarter of 2006, we anticipate hiring a Chief Operating Officer and a Vice President of Product Development. The objectives of hiring additional senior management personnel will be to ensure the successful operations of the Company and to ensure the on-going product development of the Kitty Hawk integrated power system.

Overview of the Alternative Fuel Industry

There are a number of factors which management believes are creating significant changes in the landscape of the alternative fuel industry, which in turn, present significant opportunities for hydrogen generation and fuel cell technologies:

1) Conventional hydrocarbon energy sources (oil and natural gas) face increasing problems with maintaining supply in the face of growing global demand (Simmons & Co, a Houston based investment bank focused on energy, predicts oil will average $200 per barrel in 2010);

2) Power reliability (that is, the electric power provided to commercial and consumer markets through the electrical grid) is becoming an increasing problem in the US and other countries due to aging infrastructure, necessitating an alternative off-grid power source;

3) The increasing proliferation of electronic devices from cell phones to portable digital movie and music players to personal computers are becoming increasingly power hungry as their capabilities increase; it is becoming more challenging for conventional battery technology to keep pace with increasing power requirements resulting in power supply problems in these devices;

4) Increasing global environmental and regulatory issues are making the use of hydrocarbons ever more difficult; and

5) Increasing geopolitical issues are causing global security concerns related to availability and price of oil and natural gas.

Due to these pressures, we believe the energy industry will change dramatically before the end of this decade. Trulite also believes both portable and stationary hydrogen fuel cell products provide practical, cost efficient solutions to the reliability and longevity demands of today’s high technology devices, as well as providing new, alternative solutions to existing power requirement problems by providing reliable alternative power sources.

Fuel cell and alternative fuel source technology is still being developed and refined. In many applications applied research and technology development remains a vitally important part of the industry. Reliability, cost and safe deployment of this technology will be key to initial successes.

A fuel cell is a non-mechanical device (it is a very thin membrane similar to a computer chip) which converts hydrogen gas (the fuel source) and oxygen into electricity and water. The water is a non-toxic by-product resulting from the process of generating electricity and is eliminated during the electricity conversion process. Each fuel cell (that is, each “chip”) produces a given amount of power when the hydrogen and water are combined (the power output is measured in watts). When several fuel cells are combined or “stacked”, they create a fuel cell stack. For example, when several fuel cells are combined into a fuel cell stack, the fuel cell stack is capable of producing in excess of 25 watts of power. The power output is capable, for example, of powering a DVD player and charging a cell phone simultaneously.

There will be winners and losers in the commercialization process as the technology develops. However, it is too early to tell which technologies will ultimately dominate in certain applications, although the future direction appears clear in some major application areas, such as Proton Exchange Membrane Fuel Cell (PEMFC) technology in fuel cell cars.

Products utilizing fuel cell technology include fuel cell buses, numerous military applications, auxiliary power units, remote power and other transportation applications. Broad commercialization of fuel cell usage depends on reducing per unit costs. Products will be commercialized at price points that make sense to both commercial and consumer markets. Stationary and portable applications currently lead the way, as fuel cells replace batteries in the portable and stationary, light industrial and transportation applications.

Portable applications such as premium battery markets, where fuel cells improve run time and can be cost competitive, appear to be leading the early efforts of commercialization. This initial focus should also help demonstrate product performance, reliability and durability, reduce production costs, establish codes and standards for fuel cell technology, build a skilled labor force, develop a hydrogen infrastructure and create public awareness and acceptance.

An industry survey indicated that approximately 60% of the companies surveyed are focusing their efforts on PEM (Proton Exchange Membrane) fuel cells (or closely related Direct Methanol fuel cell) technologies. PEM fuel cells continue to be of most interest to fuel cell developers. The report also suggests that government actions to address fuel costs, supply risks, and the environment could positively and dramatically impact fuel cell industry prospects in the next two to three years.

The industry survey also indicated that approximately 38 companies are expected to offer pre-commercial (demonstration units) or commercial products in 2006. General trends indicate that in the next three to five years delays in product launch might occur due to either fuel cell performance issues or non technical issues such as lack of codification of codes and standards. These delays may result in slow adoption of fuel cell products in both the commercial and consumer markets.

Trulite’s Products

Trulite has two products: the HydroCell, a hydrogen generation and storage product, and the Kitty Hawk power system, a commercially packaged, integrated, hydrogen fuel cell power system.

Trulite’s HydroCell is a technology that utilizes a cartridge filled with a chemical hydride (sodium borohydride) that, when injected with water, produces hydrogen on demand for portable and stationary power devices. Each cartridge can generate up to 500 milliliters/minute of hydrogen. Each cartridge is compact and lightweight, weighing only 175 grams. Power to weight ratio (the ability to generate the same or more energy by cutting the weight of the generating device) is one of many important factors in gaining market acceptance for alternative power sources. The HydroCell technology enables fuel cells to run at least two to three (2-3) times longer than existing fuel cell and battery technology, while weighing significantly less than these technologies. The key to the HydroCell's efficient design is that it uses moist air exiting a Proton Exchange Membrane (PEM) fuel cell to produce hydrogen for the PEM fuel cell stack. Water recycling not only enables the HydroCell to produce several liters of hydrogen from a lightweight package, but also means that the HydroCell produces hydrogen only when the fuel cell stack is operating. The proprietary control technology used inside the HydroCell and the cartridges make possible the safe production of hydrogen. The internal cartridge components allow the energy dense chemical hydride to react with the injected water in a controlled manner while providing for complete reactivity of the material.

The initial product we seek to market (the HydroCell) is a metallic cylinder approximately 2 inches in diameter and 6 inches in height which holds the chemical hydride. When water is injected into the cylinder, it creates a chemical reaction which generates hydrogen gas. The hydrogen gas is transformed into electricity via the fuel cell, which then powers the product in which it is installed. The container is sealed to prevent moisture from entering the cylinder and to ensure the chemical hydride does not escape the cylinder. The cylinder is robust and will not break if dropped, resulting in a reliable, robust product which is easy to manufacture.

Trulite believes the significance of the HydroCell is the proprietary, chemical hydride mixture and chemical reaction process wherein the generation of hydrogen does not occur until water is added to the chemical hydride. Given that the hydride is inert until water is added, a Trulite cartridge can be kept in storage for a minimum of three years without losing its energy density. In other words, the energy level doesn’t get weaker over time. We believe the HydroCell has the highest energy density of any known portable hydrogen source currently available in the market. This is a significant difference from offerings from some of our competitors, as we believe there are no “dry hydride” technologies currently available to the consumer market. Trulite’s dry hydride technology for generating hydrogen makes it possible to build HydroCell cartridges capable of generating hydrogen for up to 72 hours continuously by increasing the size of the cartridge and adding more chemical hydride.

We believe the HydroCell’s design offers the following advantages:

- SAFETY: Hydrogen is produced only as it is needed, resulting in increasing safety;

- RELIABILITY: The HydroCell has few moving parts, making it a reliable fuel source;

- REUSABILITY AND COST: The HydroCell capsules are inexpensive compared with the costs associated with generating an equal amount of energy from conventional energy sources over the life span of one HydroCell cartridge, thus reducing the total cost of ownership to consumer;

- DISPOSABILITY: The HydroCell capsules are disposable. The by-product is an inert, solid, chemical oxide with minimal health hazard capable of being discarded in landfills; and

- SHELF LIFE: The HydroCell can lie dormant for up to thirty-six (36) months without losing its energy density.

The Company has submitted two patent applications for the HydroCell.

The second product we seek to market is the Kitty Hawk power system, a commercially packaged, integrated, hydrogen fuel cell power system. The Kitty Hawk product consists of three technologies: one that generates hydrogen gas from powered chemical compounds (the HydroCell, which is patented); one that transforms the hydrogen gas into electricity (the fuel cell stack, which is unpatented) and one that controls the flow of hydrogen for the actual generation of electricity (the control technology, which is unpatented). The Kitty Hawk unit is rectangular in shape, weighs almost eight pounds and is easily portable.

The control technology is an integrated, programmable electronic circuit (that is, the circuit can be programmed to perform specific tasks) that is used to control the flow of hydrogen and oxygen to the fuel stack. The purpose of the control technology is to ensure the proper amount of hydrogen is generated to power the device which is attached to the Kitty Hawk product. If too much or too little hydrogen is generated, the efficiency of the Kitty Hawk is significantly reduced, which results in power loss and the unit’s inability to power the devices attached to the Kitty Hawk.

Trulite manufactures the fuel cell stack, develops product enhancements and engages in new product development on the fuel cell stack. The Kitty Hawk power system was introduced by Trulite in September, 2005. The Kitty Hawk product uses the HydroCell system to generate hydrogen for up three hours and is capable of generating 25 watts of useable power. That is, although the product generates approximately 40 to 50 watts of power, the system requires approximately 15 to 20 watts of power internally to run the unit. The result is 25 watts of usable power, which is more than sufficient to run a radio while concurrently charging a cell phone. Trulite manufactured and delivered twenty-five units to selected customers in February and March, 2006.

Although the Kitty Hawk power system is an integrated, hydrogen fuel cell power system, the HydroCell can be marketed and sold separately to companies wanting a dry hydride technology for generating hydrogen. For example, Trulite has sold the HydroCell to Protonex for military applications. Although the fuel cell stack can be marketed and sold separately, Trulite has no plans to either market or sell the fuel cell stack separately. Trulite has no plans to market and sell the control technology separately.

Current Status of Projects

Trulite is currently developing the next generation of the Kitty Hawk (the KH-3X), which is expected to have a number of enhancements: improved physical design; noise reduction; faster start up cycle (several seconds versus 2 to 3 minutes); fuel level gauge to indicate the level of energy remaining in the cartridge; an attached carrying handle; a status display screen indicating the power output of the unit; interior technical modifications to eliminate hose pinching; and increased power output to 35 to 40 watts of power. Each of these enhancements will require several steps including designing and building the enhancement; testing the enhancement to ensure it performs as specified; incorporating and testing the enhancement in the Kitty Hawk unit; and, finally testing the Kitty Hawk unit in a customer environment.

The design, build and test of the enhancements began in March, 2006 and are expected to be completed by the middle of June, 2006. The testing of the enhancements is an on-going process. As each enhancement is built, it is tested. Each time a new enhancement is added to the Kitty Hawk unit, the entire Kitty Hawk 3X system is tested to ensure all of the enhancements work as an integrated system. Beginning in mid-June, 2006, ten units will be manufactured for delivery to selected customers for field testing. If the Kitty Hawk 3X unit successfully completes field testing by the end of September, 2006, it is expected to be commercially available for sale and delivery into selected commercial and consumer markets shortly thereafter.

Trulite is also developing the Kitty Hawk 4. The product will be designed to have a power output two times great than the Kitty Hawk 3X. Product enhancements to the Kitty Hawk 4 will include: reducing the overhead required to run the Kitty Hawk 4 power system; increased ruggedness; and enhanced ergonomics and physical design. Each of these enhancements will also require going through the proving process set forth above prior to commercial availability.

The design of the Kitty Hawk 4 system is anticipated to commence in September, 2006 and is anticipated to be completed by December, 2006. The Kitty Hawk 4 system is anticipated to be available for field testing by the end of the first quarter of 2007. Field testing is anticipated to take eight to ten weeks. Upon completion of field testing of the Kitty Hawk 4 system, expected to be by the end of the second quarter of 2007, we anticipate units will be available for sale and delivery into selected commercial and consumer markets.

In November, 2005, Trulite established a manual production line sufficient to meet a 5 fuel cell per month and 35 HydroCell (the hydrogen cartridge) per month rate. Our near term goal is for the manufacturing facilities to ramp up to meet a potential demand of 20 fuel cells per month and 200 HydroCell per month. At such time as demand reaches a run rate of 80 fuel cells per month and 800 HydroCells per month, we anticipate that manufacturing will transition from manual to automated processes. Thereafter, outsourcing relationships are expected to be established for a few simple, non-proprietary sub-components. Full outsourcing likely will begin once volume demand approaches 250 fuel cells per month and 1500 HydroCells per month. This outsourcing event will trigger the beginning of the shift to a final assembly and test facility at our own manufacturing site located in Texas.

In 2005, Trulite generated $16,667 in revenues from the sale of the HydroCell.

Management intends to focus its initial efforts on the industrial remote monitoring (the monitoring and remote sensing of oil and gas pipelines, oil wells and gas wells) and recreational camping markets, both of which have a need for a large amount of portable power on demand.

Market Opportunities

The anticipated opportunity in the recreational camping market for remote power devices comparable to the Kitty Hawk product was based upon analyzing the available products in this sector such as the Anton Bauer 2702 battery charger, SunWize AC 40/65 40 Watt remote power system, the Frezzi M1000P video power charger, the HPC 6624A 40 Watt power system, as well as several other companies which provide products comparable to the Kitty Hawk power system. Trulite believes the Kitty Hawk product is well suited for recreational camping applications such as providing power for travel refrigerators/coolers, cell phone chargers, portable TVs, portable DVD players, and powering air and water purification units.

The Company plans to distribute its consumer Kitty Hawk products through three different channels: (1) direct to consumer sales (expected to be on a limited basis); (2) bundling; and (3) retail stores. The Company also plans on using the Internet, through sites such as eBay, Amazon, Overstock and Yahoo, to sell directly to consumers on a limited basis in order to test market its products, as well as establish consumer price points. The Company is also targeting original equipment manufacturers (“OEM”) in an attempt to bundle its products with those of the OEM. Advantages to partnering with an OEM include leveraging the OEM’s customer base and cross-selling Trulite’s products with existing OEM products. Lastly, the Company intends to attempt to market the Kitty Hawk to major high-end retail stores, such as REI, Northface, Patagonia and Brookstone, Orvis and Cabela’s in an attempt to attract the high end camping market.

Business Strategy

The Company believes the HydroCell powered Kitty Hawk is substantially less expensive than comparable energy sources capable of producing 25 watts of power for several hours in this market segment. Based upon interviews with outside engineers from a major energy company, as well as analysis developed by Trulite’s own engineers, the power output of the Kitty Hawk system is capable of supporting typical user applications in the pipeline and well head markets. Trulite is currently testing a HydroCell capable of powering a Kitty Hawk system for seventy two continuous hours. Product enhancements are planned to develop a HydroCell capable of generating 10,000 watt hours of power which is equivalent to running a Kitty Hawk unit for seven hundred and twenty contiguous hours.

Trulite’s strategy is to leverage its unique hydrogen generation technology and its fuel stack technology to develop and sell integrated fuel cell products to address end-user applications in two identified markets: Industrial Remote Monitoring and Recreational Off-Site. Trulite’s business model is based upon the sale of its product, the Kitty Hawk, to specific target markets as an integrated solution. That is, since Trulite is able to bundle the fuel source with the fuel cell, Trulite is able to sell the integrated unit in line with the price point of competing fuel cell products. Trulite believes it is the only known source of the dry power fuel source and consequently, expects to receive follow up orders for HydroCell replacement cartridges. For example, for each Kitty Hawk unit sold, Trulite estimates a customer will purchase 25 HydroCell cartridges every year in the consumer market. Ongoing sales of replacement cartridges could represent a continuous revenue stream resulting in the generation of profits over the life of the Kitty Hawk unit.

Trulite seeks to make its hydrogen source technology the de-facto standard in the industry and, through the sale of its Kitty Hawk integrated power system product, capture a significant percentage of the industrial and consumer markets in which the Company intends to enter. The following are the main components of Trulite’s strategy.

•	Narrow Market Focus

Trulite is focusing its initial efforts on two distinct markets:

Industrial Remote Monitoring: Specifically, the pipeline and well head market for remote sensing and monitoring of operating conditions in oil and gas fields. Characteristically, these fields tend to be in remote locations with harsh operating environments, making access difficult. The conventional power sources used to operate these facilities are solar panels and batteries. Solar panels turn sunlight into electricity that powers the batteries which, in turn, operate the sensing and monitoring devices. However, there are a number of challenges with solar energy: if the weather is cloudy for three days or more, electricity can’t be generated to power the batteries, making consistent and reliable monitoring of such facilities difficult, if not impossible. Solar panels are also subject to a variety of abuses, from vandalism to roaming animals knocking down the panels, rendering them inoperative. The repair and maintenance of these facilities is time consuming and costly, especially in remote environments. The impact of the lack of monitoring data may result in significant loss of revenue and potentially, may create an operational hazard. Trulite seeks to penetrate this market for the following reasons:

- The major oil producers have indicated an interest in replacing the common lead acid battery/solar panel combination due to high staffing requirements and operating costs required to maintain conventional batteries and a lack of reliability, especially in adverse weather conditions;

- As the price of crude oil remains high, formerly abandoned or plugged wells are coming on-line thanks to smaller oil producers, thereby substantially increasing the size of the total available market. It is even more important for these smaller producers to address operational issues such as increased reliability and reduced operating expenses;

- We feel this market segment represents one of our best opportunities to implement our existing products (the HydroCell and the Kitty Hawk power system) and generate near-term revenue; and

- The management team of Trulite has a deep knowledge of this segment, as well as numerous industry relationships at the most senior levels of management.

The Company believes the HydroCell powered Kitty Hawk is less expensive than comparable sources of energy on the market capable of producing 25 watts of power for several hours. Based upon interviews with engineers from a major energy company, as well as analysis developed by Trulite’s own engineers, the power output of the Kitty Hawk system is capable of supporting typical user applications in the pipeline and well head markets. Trulite is currently testing a HydroCell capable of powering a Kitty Hawk system for seventy two continuous hours. Product enhancements are planned to develop a HydroCell that is capable of generating 10,000 watt hours of power which is equivalent to running a Kitty Hawk unit for seven hundred and twenty contiguous hours.

Recreational Off-Site Usage: This market segment is focused on high end recreational camping, including a very specific niche target of environmentally conscious campers. Trulite seeks to enter this market for the following reasons:

- Belief that environmentalism continues its rise and this segment of the market is willing to pay a premium for environmentally friendly technology;

- We hope that entering this market will broaden the visibility of our products (specifically, the Kitty Hawk power system) to the consumer market, which is the first step to entering the retail market space;

- This market segment will provide Trulite with a good test for product performance (e.g., reliability, ease of use, new applications) as well as “new learnings”, which will enable the Company to enhance and adapt its product offerings based on consumer feedback; and,

- The existing Trulite product has attributes ideally suited to this market segment: compact, portable, significantly lighter than batteries, environmentally friendly (water is the only by-product), high reliability, low maintenance, ease of use and long shelf life.

Trulite has received numerous comments and feedback from the initial set of Kitty Hawk users related to the performance, design and use of the product. The input from these initial customers was used to develop the product enhancement plan for subsequent versions of the Kitty Hawk power system.

•	Utilize Strategic Relationships

Strategic relationships are critical to Trulite for research, product development and volume manufacturing. As used in this context, these relationships are transactions with companies to perform specific activities on Trulite’s behalf and for which Trulite does not have or may not want to develop the competencies to accomplish these activities. In return, Trulite will offer activities or provide competencies that are not available to the companies. It is expected that these relationships will be dissolvable at any time and may be formed for the objective of entering a market or developing a technology. Trulite expects to seek out relationships with companies for product design and product development. As the Company enters into volume production, Trulite intends to seek out strategic relationships for manufacturing, distribution and logistics.

Trulite currently does not intend to actively pursue markets other than as set forth herein. However, if opportunities arise through strategic relationships with companies specializing in non-competitive markets, we expect to carefully evaluate the opportunity before making a final determination.

•	Continuous Technology and Product Innovation

Trulite is committed to continuous technology and product innovation as a means of achieving and maintaining sustainable competitive advantage. Trulite’s research and product development group in Utah is narrowly focused on new technology innovation. The group’s responsibility is to create a portfolio of emerging technologies specific to the hydrogen generation and fuel cell space. The senior management team reviews the portfolio, and those projects which have the highest likelihood of commercialization will be selected for the research agenda. Quarterly milestones, as well as performance and test metrics, are established to determine the viability of commercialization of the technology. If the test criteria are met, the technology is transferred to the Company’s advanced manufacturing team in Houston, Texas for product development and optimization.

Once the product is tested and optimized, it is turned over to the manufacturing team for volume production. The manufacturing team is responsible for continuous innovation of the product’s performance, as well as design for manufacture. Trulite’s goal is to enhance its existing product line every quarter and develop at least one new product every fiscal year.

•	Strong Corporate Culture

Trulite believes a strong corporate culture is the foundation for a successful, enduring enterprise. There are two principles which have been imbedded in the culture of the Company since its inception:

- Integrity above reproach: All members of the Trulite team and its strategic relationships are committed to conducting business in an ethical manner with its customers, suppliers, partners, employees and the communities in which it operates. There is zero tolerance for behavior at any level that does not adhere to this principle.

-Frugality: Both Trulite and its strategic relationships are committed to the prudent allocation of resources. In every aspect of normal business activities, resource allocations are carefully weighed before making a decision. Alternatives are thoroughly discussed to determine if there is a better, more efficient option. Trulite intends to make investments in technology and people in order to retain and enhance its competitive position and return a fair profit to its stakeholders.

Intellectual Property

We have filed two patent applications for the HydroCell, and we make every effort to protect our knowledge of our processes and procedures.

Competition

Trulite has two products: the HydroCell, a hydrogen generation and storage product, and the Kitty Hawk power system, a commercially packaged, integrated, hydrogen fuel cell power system. Trulite’s Kitty Hawk power system is an integrated system consisting of the HydroCell hydrogen generation and storage product; the fuel cell which converts hydrogen into electricity; and the control technology, which controls the flow of hydrogen to the fuel cell.

Trulite believes its HydroCell technology to be unique and offers significant advantages over hydrogen generation technology offered by its competitors. The HydroCell is a lightweight, compact fuel cell system that, to the Company’s knowledge, when combined with water recycling, produces more hydrogen for its size and weight than any other hydrogen source currently available on the market.

Our primary competition for hydrogen generation technology is Millennium Cell, Inc. (MCEL). MCEL, a development stage company, develops hydrogen batteries comprised of a fuel cell and hydrogen storage technology for use in portable electronic devices for the military, medical, industrial, and consumer markets. MCEL utilizes a “wet” sodium hydride technology for the generation of hydrogen. The fuel blends used in the hydrogen battery technology are comprised of a combination of water, sodium borohydride, and other chemicals. As compared to MCEL’s wet hydride technology, the HydroCell does not lose energy density during long periods of storage (up to three years). We believe there are technical limitations with respect to weight and shelf life that limit MCEL’s ability to achieve higher levels of energy density.

Although there are a number of competitors that provide fuel cell technologies, these competitors do not offer a single vendor, integrated solution consisting of the hydrogen source, the control technology and the fuel cell. We believe Trulite’s HydroCell and the Kitty Hawk integrated power system products have created a business model that gives Trulite a competitive advantage. We believe our business model affords us the opportunity to sell the Kitty Hawk integrated unit in line with the price point of competing fuel cell products.

Employees

Trulite currently has 12 full time employees, 11 of who are involved in research and development.  The 12th employee is involved with the financial affairs of Trulite.

Stock Option Plan

The Company’s Board of Directors adopted the Trulite, Inc. Stock Option Plan (the “Plan”) on April 11, 2005. In April 2005, the Company granted options to Randolph House, Evan Hughes, Jerry Metz and John Sifonis. Options were granted again in July 2005 to Howard, Paul and Stephen Anderson, Chris Brydon and Jim Longaker. In October 2005, options were granted to Randolph House, Evan Hughes, Tom Samson, Jerry Metz and John Sifonis. In January 2006, options were granted to Jenny Ligums. Lastly, in April 2006, options were granted to Chris Brydon, CCP, Evan Hughes, Eric Ladd, Jim Longaker, John Patton and Kevin Shurtleff. All of the options were pursuant to the Plan. In May 2006, options to purchase 20,000 shares of Common Stock were granted to Bill Flores, Richard Hoesterey, John Berger, Eric Melvin and John Sifonis. Of these options, 1,647,031 have an exercise price of $.88 per share. The remaining 100,000 have an exercise price of $1.00 per share. All options granted under the Plan vest, so long as the employee remains employed by the Company, within four years of the grant, according to a vesting schedule contained therein. The options granted under the Plan may not be exercised more than seven years after the date of the grant.

The Plan is to be administered by the Board of Directors and consists of up to 3,110,805 shares of Common Stock which may be granted in the form of options to employees, directors, consultants and advisors to the Company. The number of options, option price, vesting and exercise schedules and the duration of all options shall all be determined by the Board of Directors at the time of grant; provided, however, that the option price of any options granted under the Plan shall be not less than fair market value at the time of grant. Incentive stock options expire no later than seven years after the date of grant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this registration statement on Form SB-2. Statements contained herein as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts, agreements and other documents filed as exhibits to this registration statement.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained from the SEC's Public Reference Room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings with the SEC are publicly available through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the EDGAR system.

We are currently subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we have and will continue to file reports, proxy statements and other information with the SEC. We furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

This report on Form SB-2 contains forward-looking statements. Forward-looking statements are statements not based on historical information and that relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. We disclaim any obligation to update forward-looking statements.

General

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the twelve months ended December 31, 2005 and the period from inception (July 15, 2004) to December 31, 2004, with their explanatory notes for the years included as part of the Form 10SB/A.

Overview

Trulite Technology, LC was created in May 2002 to develop a hydrogen fuel source for fuel cells. The intended applications were use by the military as a source of portable power and use by consumers as a source of recreational or back up power. This entity was funded by grants from two governmental agencies to conduct fuel cell research and development. In July 2004 Trulite Technology, LC merged with, and transferred all if its interests to the Company, then a newly-formed Delaware corporation. In the fourth quarter of 2005, the Company initiated production of demonstration products for sale to selected individuals. The demonstration units were manufactured at the Company’s research facilities in Utah.

The Company, from inception (July 15, 2004) through December 31, 2004, had $1,750 in sales and $16,667 in sales for the year ended December 31, 2005.  The revenue for both years was with a related party. We believe the main sources of initial revenue will be revenues from the oil and gas pipeline monitoring market and the high end recreational camping consumer market. Management anticipates revenues to increase quarter over quarter during 2006 as our manufacturing operation in Houston comes on line and the demand for our product increases.

Selected statements of operating data for the twelve months ended December 31, 2005, 2004 and the three months ended March 31, 2006 and 2005

Please see the audited Financial Statements of the Company for this period set forth on Pages F-15 - F-30.

			(Unaudited)	(Unaudited)
			Three Months	Three Months
	(Audited)	(Audited)	Ended	Ended
	December 31,	December 31,	March 31,	March 31,
	2005	2004	2006	2005

SALES	$16,667	$1,750	$8,333	0

COST OF SALES	12,216	650	5,912	-

GROSS MARGIN	4,451	1,100	2,421	-

OPERATING EXPENSES
Research and development	410,958	713,109	148,546	74,915
Depreciation	6,823	1,140	2,720	891
General and administrative	412,877	164,873	230,801	101,540
TOTAL OPERATING EXPENSES	830,658	879,122	382,067	177,346

LOSS FROM OPERATIONS	(826,207)	(878,022)	(379,646)	(177,346)

OTHER INCOME (EXPENSE)
Interest expense	(663)	-	(59)	-
Interest income	5,329	-	471	-
Other	(4,411)	-	-	-
TOTAL OTHER INCOME (EXPENSE)	255	-	412	-

LOSS BEFORE PROVISION FOR
INCOME TAXES	(825,952)	(878,022)	(379,234)	(177,346)

INCOME TAXES	-	-	-	-

NET LOSS	$(825,952)	$(878,022)	$(379,234)	$(177,346)

PREFERRED DIVIDENDS	(84,074)	(6,624)	(29,095)	(9,030)

NET LOSS ATTRIBUTABLE TO
COMMON SHAREHOLDERS	$(910,026)	$(884,646)	$(408,329)	$(186,376)

NET LOSS PER COMMON SHARE
Basic	$(0.25)	$(0.28)	$(0.11)	$(0.05)

Diluted	$(0.25)	$(0.28)	$(0.11)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES:
Basic	3,606,542	3,157,001	3,631,500	3,530,280
Diluted	3,606,542	3,157,001	3,631,500	3,530,280

Revenues and Gross Margins

Revenue for the twelve month period ended December 31, 2005 was $16,667, as compared to $1,750 for the period from July 15, 2004 (inception) through December 31, 2004. Gross margin for the twelve month period ended December 31, 2005 was $4,451 as compared to a gross margin of $1,100 for the period July 15, 2004 (inception) through December 31, 2004. During these periods, the Company was a research and development company. In the fourth quarter of 2005, the Company began low volume production of its demonstration products.

Total revenues were $8,333 for the three month period ending March 31, 2006 compared to no revenue for the corresponding period ended March 31, 2005. The increase was due to a research contract the Company obtained in 2005. The contract ended on January 31, 2006.

Operating Expenses

Expenses from operations were $830,658 for the twelve months ended December 31, 2005.  This compares to operating expenses of $879,122 for the period July 15, 2004 (inception) through December 31, 2004. This is an overall decrease of 6%. Operating expenses consisted of research and development, depreciation, and general and administrative expenses. Research and development expenses decreased to $410,958 for the twelve months ended December 31, 2005 compared to $713,109 for the five and one half month period from July 15, 2004 (inception) through December 3l, 2004. The overall decrease of 42% was mainly due the research and development costs that occurred from the business combination on July 22, 2004, which resulted in a one time expense of $606,098. The decrease was offset by higher research and development costs and the longer period of twelve months for 2005 as compared to five and one half months for 2004. Depreciation increased 500% from 2005 as compared to 2004 and this is mainly attributed to the longer time period of operations in that 2005 was twelve months and 2004 was five and one half months and the purchase of additional equipment. For the twelve months ended December 31, 2005, general and administrative expenses increased to $412,877 from $164,873 as compared to the five and one half month period from July 15, 2004 (inception) through December 31, 2004. The overall increase of 154% is attributed to the longer time period and the increase cost of audits and legal fees of $122,434 for the purpose of going public.

    Operating expenses from operations was $382,067 for the three months ended March 31, 2006 as compared to $177,346 for the same period in 2005. This is an overall increase of 46%. Operating expenses consisted of research and development, depreciation and general and administrative expense. Research and development increased to $148,546 for the three months ended March 31, 2006 as compared to $74,915 for the three months ended March 31, 2005 which is a 50% increase. The increase was due to increased research and development activities. Depreciation increased from $2,720 for the three month period ending March 31, 2006, as compared to $891 for the same period in 2005. The increase was due to additional equipment purchased for research and development. For the three months ended March 31, 2006, general and administrative expenses increased to $230,801 from $101,540 for the three months ended March 31, 2005. The $129,261 or 127% increase was due to the purchase of directors and officers insurance, the hiring of a chief financial officer and the increased legal and accounting fees associated with a public offering.

Loss from Operations

Losses from operations were $825,952 for the twelve months ended December 31, 2005 as compared to operating losses of $878,022 for the period July 15, 2004 (inception) through December 31, 2004. This is a 6% decrease for the twelve months ending December 31, 2005 as compared to the five and half months from July 15, 2004 (inception) through December 31, 2004. The decrease was due to decreases in operating expenses.

Loss from operations were $379,646 for the three months ended March 31, 2006 as compared to operating losses of $177,346 for the three months ended March 31, 2005. This increase of 114% was due mainly to the increases in operating expenses.

Other Income and Expense

Other income and expenses for the twelve months ended December 31, 2005 totaled $255, as compared to $0 for the period from July 15, 2004 (inception) through December 31, 2004. This increase was due to the Company’s investing part of its proceeds of approximately $950,000 raised from a private placement of its preferred stock in a savings account at a local bank.

Other income and expenses for the three months ended March 31, 2006 totaled $412, as compared to $0 for the three months ended March 31, 2005. This increase was due to the Company’s investing part of its June 2005 proceeds of a private placement of its preferred stock in a savings account at a local bank.

Net Loss

Net loss for the twelve months ended December 31, 2005 was $825,952, as compared to $878,022 for the period from July 15, 2004 (inception) through December 31, 2004. The loss decreased due to increased activity in research and development purchase of an insurance policy, hiring of a chief financial officer and the costs of a public offering.

Net loss for the three months ended March 31, 2006 was $379,234, as compared to $177,346 for the three months ended March 31, 2005 due to increased activity in research and development purchase of an insurance policy, hiring of a chief financial officer and the costs of a public offering.

To date, we have financed operations through the private placement of equity securities. In June 2005, we raised $750,000 through a private placement of 934,725 shares of preferred stock. The Company has since had another private placement of equity securities in April 2006 in which we raised $1,000,000 through a private placement of 1,000,000 shares of common stock and an equal amount of warrants. We have not employed any significant leverage of debt. However, there can be no assurance we will not undertake debt obligations in the future in order to finance our operations.

Historical Sources of Cash

During the period from July 15, 2004 (inception) though December 31, 2004, the Company financed its operations principally through the sale of an aggregate of $300,000 worth of preferred stock, with $100,000 of such preferred stock sold in July, 2004 and $200,000 sold in November, 2004. The Company, for the year ended December 31, 2005, financed its operations through the sale of an aggregate of $950,000 of preferred stock, with $200,000 of such stock sold in February 2005 and the balance of $750,000 in June 2005 along with sales of three Kitty Hawk units. The Company had another private placement in April 2006 and raised $1,000,000 through the sale of 1,000,000 shares of common stock and 1,000,000 warrants.

Cash position and sources and uses of cash

Our cash position at December 31, 2005 was $235,982, as compared to $126,465 at December 31, 2004.

Our operating activities in 2005 used cash in the amount of $810,732 as compared to the period July 15, 2004 (inception) to December 31, 2004 of $168,741. Cash used in operating activities for the twelve month period ended December 31, 2005 and for this five and half month period in 2004 reflected a net loss of $825,952 and $878,022 respectively. The Company had $29,751 and $4,794 of cash out flows used in investing activities from the purchase of property and equipment for the year ended 2005 and 2004 respectively. The Company had cash flows from financing activities of $950,000 and $300,000 from issuances of preferred stock as set forth in the year 2005 and 2004 respectively.

Our cash position at March 31, 2006 was $36,013, as compared to $147,288 at March 31, 2005.

Our operating activities for the three months ended March 31, 2006 used cash in the amount of $199,969 as compared to the three months ended March 31, 2005 of $172,806. Cash used in operating activities for the three month period ending March 31, 2006 and March 31, 2005 reflected a net loss of $379,234 and $177,346 respectively. The Company had $0 and $6,371 of cash out flows used in investing activities from the purchase of property and equipment for the three months ended March 31, 2006 and 2005 respectively. The Company had cash flows from financing activities of $0 and $200,000 from issuances of preferred stock as set forth herein the three months ended March 31, 2006 and 2005, respectively.

Capital Resources Going Forward

The Company had $126,465 at December 31, 2004, and $235,982 in cash and cash equivalents at December 31, 2005. Our intended plan of operations for the twelve month period beginning January 1, 2006 is to manufacture, sell and distribute our product, and to continue to develop our product. In the past, the Company primarily used funds derived from the private placement of its securities to fund its operations.

The Company had $36,013 at March 31, 2006, and $147,288 in cash and cash equivalents at March 31, 2005. Our intended plan of operations for the twelve month period beginning January 1, 2006 is to manufacture, sell and distribute our product in 2006, and to continue to develop our product. In the past, the Company primarily used funds derived from the private placement of its securities to fund its operations.

Cash on hand as of March 31, 2006 and cash generated by operations in conjunction with our working capital will not be sufficient to continue our business for the next twelve months. We continually review our overall capital and funding needs, taking into account current business needs, as well as the Company’s future goals and requirements. Based on our business strategy, we believe we will need to increase our net capital and that the best way to do this is through the sale of additional securities.

Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our cash on hand and working capital resources are depleted, we intend to raise additional capital through the sale of additional equity securities, public or private sale of debt or equity securities, debt financing or short term loans, or a combination of these options. We may also seek to satisfy indebtedness through the private issuance of debt or other securities. We currently do not have a binding commitment for, or readily available sources of, additional financing. We cannot give any assurance that we will be able to secure the additional cash or working capital that we may require to continue our operations under such circumstances or that it will be on terms that would not hinder our ability to execute our business strategy.

Our anticipated costs are estimates based upon our current business plan. Our actual costs could vary materially from these estimates. Further, we could change our current business plans, which may also result in a change in our anticipated costs.

Off Balance Sheet Arrangements

There are no guarantees, commitments, lease and debt agreements or other agreements that would trigger adverse changes in our credit rating, earnings, or cash flows, including requirements to perform under stand by agreements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United State of America.

On an ongoing basis, we evaluate our estimates and impairment of long lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, including those for the above described items are reasonable.

Our accounting policies are more fully described in Note B - Summary of Significant Accounting Policies in our financial statements. As disclosed in Note B the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results will inevitably differ from those estimates, and such differences may be material to the financial statements.

At this stage of our development, we believe that of our significant accounting polices, the following may involve a higher degree of judgment, estimation or complexity than other accounting policies.

Impairment of Long Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value.

Revenue Recognition

Although at this stage in our development we have had no significant revenues, we consider revenue recognition a critical accounting policy as it affects timing of earnings recognition. We recognize revenues on delivery and to date our operations have not involved any uncertainty of accounting treatment, subjective judgment or estimates over revenue recognition.

Being a new company we are unable to comment on the accuracy of any prior estimates or assumptions, however, we believe that our estimates are based on reasonable judgment.

DESCRIPTION OF PROPERTY

The Company leases space in Bluffdale, Utah. The facility serves as Trulite’s research, product development and manufacturing center. The facility encompasses approximately 5,500 square feet rented by the Company at a monthly rate of $1,350 for a total lease commitment in 2006 of $6,750. The lease expired on May 31, 2006. We renewed the lease for nine months, and the extension expires on February 28, 2007. The Company has no other leases.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The initial investor in the Company was Trulite Energy Partners, L.P., which invested $100,000 and received 100,000 shares of Preferred Stock on July 28, 2005. Trulite Energy Partners, L.P. merged with and into CCP. John Berger, the Chairman of the Board of Directors of Trulite, is the Chairman of the Board of Directors of CCP and the managing partner of Contango Capital Partnership Management LLC (“CCPM”), an entity which is the general partner of CCP. The Company had a management agreement with CCPM, which was transferred to CCP. In exchange for managing the day-to-day operations of the Company, CCP received 68,770 shares of Common Stock (343,850 shares of common stock, post stock split) on July 28, 2004, and six months later received an additional 65,070 shares of Common Stock (325,350 shares of common stock, post stock split). The management agreement with CCP ended on January 28, 2005, and no further payments are due or owing from Trulite.

We currently share office space with Synexus, and Synexus reimburses Trulite for its portion of the facility in Utah, salaries paid by Trulite on its behalf and other additional expenses. As of December 31, 2005, Synexus owed Trulite $23,773. Historically, Synexus pays its amount owed to Trulite each quarter. Synexus has its own funding and cash to pay its current expenses. There is no note, interest payable or fixed term. Please see Note G of the attached financial statements. Also, William Flores, a member of the Company’s Board of Directors, formerly served as a director of Synexus.

Trulite had revenue in 2004 of $1,750 and in 2005 of $16,667. All of the revenue was obtained from Protonex. CCP owns approximately 6.4% of Protonex’s stock and John Berger, Chairman of Trulite and a partner with CCP, is a member of the Board of Directors of Protonex. The revenues derived from Protonex were from military contracts obtained by Protonex and Trulite, Inc. was chosen through a competitive bidding process as the sub-contractor on the projects.

On March 31, 2006, the Company entered into lock-up agreements (the “Lock-Up Agreements”) with each of CCP, Dr. Kevin Shurtleff, James Longaker, John Sifonis and Eric Ladd (for purposes of this paragraph only, the “Stockholders”). Pursuant to the Lock-Up Agreements, the Stockholders shall not, without the prior written consent of the Company or the managing underwriter, if any, during the period commencing on the date of the final prospectus relating to a public offering of the Company’s equity securities and ending on the date specified by the Company or the managing underwriter, if any, enter into certain transactions with respect to the equity securities of the Company.

In March 2006, Trulite entered into a consulting agreement with Boru Enterprises, Inc. (“Boru”). Pursuant to the agreement, Boru shall (i) assist in the Company identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The term of the agreement has not been determined, though both Boru and the Company anticipate such services to be provided by Boru for at least two years. In exchange for these services, the Company shall (i) issue to Boru 250,000 shares of Common Stock, which shall be included in the Company’s anticipated filing of a registration statement on Form SB-2 and (ii) issue to Boru 250,000 five-year warrants to purchase Common Stock at a strike price of $3 per share. Boru shall pay all of its reasonable expenses. Of the 250,000 shares of Common Stock and the 250,000 warrants to be issued as compensation, Boru is retaining 200,000 shares of Common Stock and 200,000 warrants. The remaining 50,000 shares of Common Stock shall be issued to five different charities, 10,000 shares to each. John Moran, the President of Boru, owns stock in Empire Financial Group, Inc., of which the Company has approved the future engagement for its market maker.

On April 25, 2006, Trulite entered into a consulting agreement with John Ligums of Jelco, LLC (“Jelco”) for investment banking services. Pursuant to the agreement, Jelco shall (i) assist in the Company identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The term of the agreement has not been determined, though both Mr. Ligums and the Company anticipate such services to be provided by Jelco for at least two years. In exchange for these services, the Company shall issue to Jelco 50,000 shares of Common Stock, which shall be included in the Company’s anticipated filing of a registration statement on Form SB-2 and 150,000 five-year warrants to purchase Common Stock at a strike price of $3 per share. Jelco shall pay all of its reasonable expenses. Separately, Mr. Ligums’ son purchased 50,000 shares of Common Stock in April 2006, as discussed in Part II Item 4, and Mr. Ligums’ daughter, Jenny Ligums, owns options to purchase 5,000 shares of Common Stock. Jenny Ligums was formerly employed by CCP and now works with an affiliate of CCP.

On May 5, 2006, the Board of Directors of the Company approved the future engagement of Empire Financial Group, Inc. (“Empire”) as its market maker. Empire shall assist the Company in its filing of its 15c-211, which is expected occur in the near future. No written agreement has yet been entered into. John Ligums, who entered into the consulting agreement with Trulite on behalf of Jelco, owns stock in Empire. Further, John Moran, the President of Boru, which Trulite has also engaged as a consultant, also owns stock in Empire.

MARKET FOR COMMON STOCK

As of June 7, 2006, there were 55 record holders of 11,785,491 shares of Common Stock and no record holders of Series A Preferred Stock. The Company's Common Stock is not trading on any stock exchange. The Company has issued and outstanding options to purchase 1,747,031 shares of its Common Stock and warrants to purchase 1,400,000 shares of Common Stock.

In March 2006, Trulite entered into a consulting agreement with Boru Enterprises, Inc. (“Boru”). Pursuant to the agreement, Boru shall (i) assist in the Company identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The term of the agreement has not been determined, though both Boru and the Company anticipate such services to be provided by Boru for at least two years. In exchange for these services, the Company shall (i) issue to Boru 250,000 shares of Common Stock, which shall be included in the Company’s anticipated filing of a registration statement on Form SB-2 and (ii) issue to Boru 250,000 five-year warrants to purchase Common Stock at a strike price of $3 per share. Boru shall pay all of its reasonable expenses. Of the 250,000 shares of Common Stock and the 250,000 warrants to be issued as compensation, Boru is retaining 200,000 shares of Common Stock and 200,000 warrants. The remaining 50,000 shares of Common Stock shall be issued to five different charities, 10,000 shares to each.

On April 25, 2006, Trulite entered into a consulting agreement with John Ligums of Jelco, LLC (“Jelco”) for investment banking services. Pursuant to the agreement, Jelco shall (i) assist in the Company identifying an NASD member to make the 15C-211 filing; (ii) assist the Company in raising additional capital; (iii) facilitate the Company’s registration of its securities; and (iv) provide the Company with other consulting services. The term of the agreement has not been determined, though both Mr. Ligums and the Company anticipate such services to be provided by Jelco for at least two years. In exchange for these services, the Company shall issue to Jelco 50,000 shares of Common Stock, which shall be included in the Company’s anticipated filing of a registration statement on Form SB-2 and 150,000 five-year warrants to purchase Common Stock at a strike price of $3 per share. Jelco shall pay all of its reasonable expenses. Separately, Mr. Ligums’ son purchased 50,000 shares of Common Stock in April 2006, as discussed in Part II Item 4, and Mr. Ligums’ daughter, Jenny Ligums, owns options to purchase 5,000 shares of Common Stock. Jenny Ligums was formerly employed by CCP and now works with an affiliate of CCP.

Each share of the Series A Preferred Stock may be converted, in whole or part, at the option of the holder, at any time, into a number of shares of Common Stock as is determined by dividing the original issue price of the Series A Preferred Stock by the conversion price, which is subject to adjustment, but which was $1.00 per share upon issuance. Each share of the Series A Preferred Stock automatically converts into shares of Common Stock on or after (i) the closing of a underwritten, public sale of Common Stock, at a price per share which results in the Company having a market value of at least $50,000,000 or (ii) the date specified by written consent by the holders of a majority of the outstanding shares of the Series A Preferred Stock.

All 11,785,491 shares of Common Stock currently issued and outstanding are deemed restricted stock for purposes of Rule 144 under the Securities Act and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144. In general, under Rule 144 as currently in effect, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

•	1% of the number of then outstanding shares of the Company’s Common Stock, or
•	the average weekly trading volume of the Company’s Common Stock during the four calendar weeks preceding the sale;

provided, that public information about the Company as required by Rule 144 is available and the seller complies with manner of sale provisions and notice requirements.

The Company has 2,661,400 shares of Common Stock being publicly offered for sale to the public pursuant hereto.

Dividends. On April 13, 2006, the Company’s Board of Directors approved the issuance of dividends equal to an aggregate of $113,138, to be paid in the form of Common Stock to all of the holders of the Series A Preferred Stock. This dividend had accrued from July 28, 2004 to March 31, 2005. On May 5, 2006, the Company’s Board of Directors approved an additional dividend, which had accrued from April 1, 2006 to May 2, 2006 but had not been paid, to be paid in the form of Common Stock to all the previous holders of the Series A Preferred Stock. Accordingly, 291,361 shares of Common Stock were issued: 283,118 shares to CCP; 2,576 shares to Dr. Kevin Shurtleff; and 5,667 shares to Andrew Nielson. The stock certificates evidencing these dividends have not yet been issued. The holders of the Series A Preferred Stock have since converted their shares to shares of Common Stock, and no more dividends shall be declared and paid on those shares of Series A Preferred Stock.

The Common Stock is not quoted at the present time. The SEC has adopted a rule that established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less that $5.00 per share or with any exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transaction in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule in a form specified by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Management intends to seek a long-term business plan that will allow our securities to be traded without the aforesaid the "penny stock" limitations. However, we cannot predict whether our securities will be exempt from the commission penny stock regulations for listing on Nasdaq or some other national exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. If our securities fail to qualify for the exemption or fail to qualify or meet the relevant maintenance criteria after qualification in the future, this may result in the discontinuance of the inclusion of our securities on a national exchange. However, trading, if any, in our securities may then continue in the non-Nasdaq over-the-counter market. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

Holders of Common Stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. We have not paid any dividends and do not have any current plans to pay any dividends.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid by the Company to its President and all other executive officers for services rendered during the fiscal years ended December 31, 2005 and 2004 and the compensation expected to be paid for the fiscal year ended December 31, 2006.

Name and Position	Year	Salary	Bonus	Other Compensation

Kevin Shurtleff, Vice President	2006 2005 2004	$65,000 $42,500 $42,500	-- --	Options to purchase 699,303 shares of Common Stock at $.88 per share (1).

John Sifonis, President	2006 2005 2004	$120,000 $42,000 $12,000	-- --	Options to purchase 291,478 shares of Common Stock at $.88 per share (2); And options to purchase 20,000 shares of Common Stock at $1.00 per share (3).

James A. Longaker, Chief Financial Officer and Secretary	2006 2005 2004	$65,000 $65,000	$20,000	Option to purchase 20,000 shares of Common Stock at $.88 per share. (1) and another 35,000 shares of Common Stock at $0.88 per share (3).

(1) All listed options vested in April 2006.
(2) All listed options vest over a four year period as follows: 18.5% in 2006, 22.50% in 2007, 26.50% in 2008 and 32.50% in 2009.
(3) All listed options vest over a four year period as follows: 18.5% in 2007, 22.50% in 2008, 26.50% in 2009 and 32.50% in 2010.

Employment Agreements

The Company is currently a party to employment agreements with John Sifonis, the Company’s President, James A. Longaker, the Company’s Secretary and Chief Financial Officer, Jerry Metz, Eric Ladd, Dr. Kevin Shurtleff, Chris Brydon and John Patton.

John Sifonis entered into an employment agreement with the Company as of October 20, 2004 (the “Sifonis Agreement”). The Sifonis Agreement continued until January 1, 2005, whereupon the employment of Mr. Sifonis by the Company became a month to month, at will employment, but otherwise still subject to the Sifonis Agreement. Pursuant to the Sifonis Agreement, Mr. Sifonis receives a management fee of $1,000 per month (such amount was increased to $3,500 per month in July, 2005) and options to purchase Common Stock of approximately three percent (3%) of the outstanding equity of the Company at the time the options were granted. These options vest on an annual basis over a four year period. The Sifonis Agreement contains customary confidentiality and non-disclosure provisions, as well as a two year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

James A. Longaker is the Chief Financial Officer of Trulite, Inc. He was hired on May 23, 2005 and is responsible for all activities and processes related to financial management and reporting of the Company. These activities include preparing the financial statements of the Company, preparing financial reports for senior management of the Company and working directly with the auditors (UHY) in the preparation of all required financial statements. Mr. Longaker is also the Secretary of the Company and, as such, is responsible for assembling the minutes of the Board meeting for review and approval by the Board and senior management of the Company. Mr. Longaker has a base salary of $65,000 per year and is eligible for $20,000 in bonuses based upon attaining specific performance goals agreed upon by Mr. Longaker and the CEO of the Company. Mr. Longaker received 20,000 options for shares of Common Stock when he became an employee. Employment with the Company is for no specified period and constitutes “at-will” employment. As a result, both the Company and Mr. Longaker are free to terminate his employment at any time, for any reason or for no reason. Mr. Longaker is entitled, during the term of his employment, to the Company’s standard vacation and benefits covering employees. Mr. Longaker signed the Company’s standard form of Confidential Information, Inventions Assignment, and Non-Competition Agreement.

Jerry Metz is the Vice President, Manufacturing and reports to the CEO of Trulite, Inc. He was hired on March 29, 2005 and is responsible for all activites and processes related to the manufacture of the Kitty Hawk product line. He is also responsible for establishing and maintaining vendor relationships, supply chain management, quality control and for formulating the Company’s outsourcing strategy. Mr. Metz receives a base salary of $113,000 per year and is eligible for $20,000 in bonuses based upon attaining specific performance goals agreed upon by Mr. Metz and the CEO of the Company. Mr. Metz received 62,315 options for Common Stock when he became an employee. Employment with the Company is for no specified period and constitutes “at-will” employment. As a result, both the Company and Mr. Metz are free to terminate his employment at any time, for any reason or for no reason. Mr. Metz is entitled during the term of his employment to the Company’s standard vacation and benefits covering employees. Mr. Metz signed the Company’s standard form of Confidential Information, Inventions Assignment, and non-competition agreement.

Eric Ladd entered into an amended employment agreement with the Company as of March 26, 2006 (the “Ladd Agreement”). Mr. Ladd’s position with the Company is a Control and Systems Engineer. The Ladd Agreement continues until January 31, 2007, whereupon the employment of Mr. Ladd will become a month to month, at will employment, but otherwise still subject to the Ladd Agreement. Mr. Ladd agrees to work full time in service to the Company and receives an annual salary of $80,000. In addition, Mr. Ladd received an $11,000 sign on bonus and is also eligible to receive a one time bonus of $5,000 on or before December 22, 2006. The total commitment on behalf of the Company is approximately $83,000. The Ladd Agreement contains customary confidentiality and non-disclosure provisions, as well as a two year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

Dr. Kevin Shurtleff entered into a second amended employment agreement with the Company as of March 27, 2006 (the “Shurtleff Agreement”). Dr. Shurtleff’s employment continues until January 1, 2007, whereupon the employment of Dr. Shurtleff will become a month to month, at will employment, but otherwise still subject to the Shurtleff Agreement. Dr. Shurtleff agrees to spend 20 hours a week in service to the Company and receives an annual salary of $65,000. The total commitment on behalf of the Company is approximately $49,000. The Shurtleff Agreement contains customary confidentiality and non-disclosure provisions, as well as a one year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

Chris Brydon entered into an employment agreement (the “Brydon Agreement”) on April 5, 2006. Mr. Brydon is employed as a Senior Design Engineer and Team Leader. The Brydon Agreement continues until April 30, 2007, whereupon the employment of Mr. Brydon will become a month to month, at will employment, but otherwise still subject to the Brydon Agreement. Mr. Brydon is a full time employee and receives an annual salary of $76,000. The total commitment on behalf of the Company is approximately $84,000. The Brydon Agreement contains customary confidentiality and non-disclosure provisions, as well as a one year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

John Patton entered into an employment agreement (the “Patton Agreement”) on April 5, 2006. Mr. Patton is employed as a Senior Design Engineer and Team Leader. The Patton Agreement continues until April 30, 2007, whereupon the employment of Mr. Patton will become a month to month, at will employment, but otherwise still subject to the Patton Agreement. Mr. Patton is a full time employee and receives an annual salary of $58,000. The total commitment on behalf of the Company is approximately $63,000. The Patton Agreement contains customary confidentiality and non-disclosure provisions, as well as a one year, worldwide non-compete provision with respect to any business that competes in whole or in part with the services, products or activities of the Company relating to its hydrogen fuel technology.

INDEX TO FINANCIAL STATEMENTS

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005

C O N T E N T S

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$36,013	$235,982
Due from affiliate	-	23,773
Accounts receivable (net of allowance for doubtful
accounts of $0 at March 31, 2006 and
December 31, 2005	8,333	16,667
Patent application fees	19,843	19,843
Prepaid expenses and other current assets	2,700	7,844
TOTAL CURRENT ASSETS	66,889	304,109

PROPERTY AND EQUIPMENT
Equipment	41,001	41,001
Less: accumulated depreciation	10,683	7,963
NET PROPERTY AND EQUIPMENT	30,317	33,038

TOTAL ASSETS	$97,206	$337,147

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accrued expenses	$130,303	$44,821
Accounts payable - affiliate	53,811	-
TOTAL CURRENT LIABILITIES	184,114	44,821

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
8% Cumulative Convertible, Series A Preferred Stock;
$0.0001 par value, 1,500,000 shares authorized, 1,454,725
issued and outstanding as of March 31, 2006 and
December 31, 2005, liquidation value of $1.00
per share plus preferred dividend per share of
$0.0823, and $0.0623 as of March 31, 2006
and December 31, 2005, respectively (aggregate
liquidation of $1,574,448 as of March 31, 2006 and
$1,545,354 as of December 31, 2005)	119,938	90,843
Common stock; $0.0001 par value, 20,000,000 shares
authorized, 3,631,500 shares issued and outstanding
as of March 31, 2006 and December 31, 2005	363	363
Additional paid-in-capital	1,875,999	1,905,094
Deficit accumulated during the development stage	(2,083,208)	(1,703,974)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(86,908)	292,326

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$97,206	$337,147

The accompanying notes are an integral part of these financial statements.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			Period from
			Inception
	Three Months	Three Months	(July 15, 2004)
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2006	2005	2006
	(Unaudited)	(Unaudited)

SALES	$8,333	$-	$26,750

COST OF SALES	5,912	-	18,778

GROSS MARGIN	2,421	-	7,972

OPERATING EXPENSES
Research and development	148,546	74,915	1,272,613
Depreciation	2,720	891	10,683
General and administrative	230,801	101,540	808,551
TOTAL OPERATING EXPENSES	382,067	177,346	2,091,847

LOSS FROM OPERATIONS	(379,646)	(177,346)	(2,083,875)

OTHER INCOME (EXPENSE)
Interest expense	(59)	-	(722)
Interest income	471	-	5,800
Other	-	-	(4,411)
TOTAL OTHER INCOME (EXPENSE)	412	-	667

LOSS BEFORE PROVISION FOR
INCOME TAXES	(379,234)	(177,346)	(2,083,208)

INCOME TAXES	-	-	-

NET LOSS	(379,234)	(177,346)	$(2,083,208)

PREFERRED DIVIDENDS	(29,095)	(9,030)

NET LOSS ATTRIBUTABLE TO COMMON
SHAREHOLDERS	$(408,329)	$(186,376)

NET LOSS PER COMMON SHARE
Basic	$(0.11)	$(0.05)

Diluted	$(0.11)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES:
Basic	3,631,500	3,530,280
Diluted	3,631,500	3,530,280

The accompanying notes are an integral part of these financial statements.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (JULY 15, 2004) THROUGH MARCH 31, 2006

	8% Cumulative
	Convertible Series A				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Cash issuances
July 28, 2004, 100,000 shares @
@ $1.00 per share	100,000	$10	-	$-	$99,990	$-	$100,000
November 5, 2004, 190,000 shares
@ $1.00 per share	190,000	19	-	-	189,981	-	190,000
November 12, 2004, 10,000 shares
@$1.00 per share	10,000	1	-	-	9,999	-	10,000

Non cash issuances
July 22, 2004, 20,000 shares @
$1.00 per share for acquisition of
Trulite Technology, LC based on
fair value of the stock	20,000	2	-	-	19,998	-	20,000
July 22, 2004, 592,460 shares @
$1.00 per share for acquisition of
Trulite Technology, LC based on
fair value of the stock (post stock
split 2,962,300 shares)	-	-	2,962,300	296	592,164	-	592,460
July 28, 2004, 68,770 shares @
$1.00 per share for management
services based on fair value of
services received (post stock
split, 343,850 shares)	-	-	343,850	34	68,736	-	68,770
Accretion of dividends on 8%
cumulative convertible Series A
preferred stock	-	6,624	-	-	(6,624)	-	-
Net loss from inception (July 14,
2004) through December 31, 2004	-	-	-	-	-	(878,022)	(878,022)

Balances, December 31, 2004	320,000	6,656	3,306,150	330	974,244	(878,022)	103,208

The accompanying notes are an integral part of these financial statements.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (JULY 15, 2004) THROUGH MARCH 31, 2006
(CONTINUED)

8% Cumulative
Convertible Series A				Additional
Preferred Stock		Common Stock		Paid-in	Accumulated
Shares	Amount	Shares	Amount	Capital	Deficit	Total
Cash issuances
February 1, 2005, 200,000 shares
@1.00 per share	200,000	20	-	-	199,980	-	200,000

June 1, 2005, 934,725 shares
@ $0.802375 per share	934,725	93	-	-	749,907	-	750,000

Non cash issuances
January 28, 2005, 65,070 shares @
$1.00 per share for management
services based on fair value of
services received (post stock
split, 325,350 shares)	-	-	325,350	33	65,037	-	65,070
Accretion of dividends on 8%
cumulative convertible Series A
preferred stock	-	84,074	-	-	(84,074)	-	-
Net loss for year ended
December 31, 2005	-	-	-	-	-	(825,952)	(825,952)

Balances, December 31, 2005	1,454,725	90,843	3,631,500	363	1,905,094	(1,703,974)	292,326

Accretion of dividends on 8%
cumulative convertible Series A
preferred stock (unaudited)	-	29,095	-	-	(29,095)	-	-
Net loss for the three months
ended March 31, 2006 (unaudited)	-	-	-	-	-	(379,234)	(379,234)

Balances (deficit), March 31, 2006	1,454,725	$119,938	3,631,500	$363	$1,875,999	$(2,083,208)	$(86,908)

The accompanying notes are an integral part of these financial statements.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			Period from
			Inception
	Three Months	Three Months	(July 15, 2004)
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2006	2005	2006
	(Unaudited)	(Unaudited)

Net loss	$(379,234)	$(177,346)	$(2,083,208)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation	2,720	891	10,683
Management fees	-	65,070	133,840
Research and development expenses	-	-	606,798
Effect of changes in operating asset and liabilities (net of effects of acquisition of Trulite Technology, LC):
Due from affiliate	23,773	(47,162)	-
Accounts receivable	8,334	1,850	(7,483)
Patent application fees	-	-	(19,843)
Prepaid expenses and other current assets	5,144	1,884	3,765
Accrued expenses	85,483	(6,148)	122,195
Accounts payable - affiliate	53,811	(11,845)	53,811
NET CASH USED IN OPERATING ACTIVITIES	(199,969)	(172,806)	(1,179,442)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(6,371)	(34,545)
NET CASH USED IN INVESTING ACTIVITIES	-	(6,371)	(34,545)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	-	200,000	1,250,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	200,000	1,250,000

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	(199,969)	20,823	36,013

CASH AND CASH EQUIVALENTS, Beginning of period	235,982	126,465	-

CASH AND CASH EQUIVALENTS, End of period	$36,013	$147,288	$36,013

NON CASH INVESTING AND FINANCING
ACTIVITIES
Stock issued for acquisition of Trulite Technology, LC:
8% Cumulative Convertible Series A Preferred Stock	$-	$-	$20,000
Common Stock	-	-	592,460

	$-	$-	$612,460

Common stock issued for management services	$-	$65,070	$133,840

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$-	$-	$663

The accompanying notes are an integral part of these financial statements.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

Note 1 - Basis of Presentation

The unaudited consolidated financial statements of Trulite, Inc. have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation, have been included. As used herein, the terms “Trulite,” “we,” “our” and “us” refer to Trulite, Inc.

For further information, refer to the consolidated financial statements and footnotes included in our annual report on Form 10-KSB for the year ended December 31, 2005. Interim results are not necessarily indicative of results to be expected for the full fiscal year ending December 31, 2006. Certain reclassifications have been made to conform prior period amounts to the current period presentation. These reclassifications had no effect on net loss or stockholders’ equity.

The Company from inception (July 15, 2004) through March 31, 2006 did not have significant revenues. The Company has no significant operating history as of March 31, 2006. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. From inception (July 14, 2004) through March 31, 2006, management has raised additional equity financing to fund operations and to provide additional working capital. However, there is no assurance that such financing will be in amounts sufficient to meet the Company’s needs.

All references to issued and outstanding shares, weighted average shares, and per share amounts in the accompanying unaudited consolidated financial statements have been retroactively adjusted to reflect our five-for-one stock split that occurred on April 2005.

New Accounting Pronouncements: In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would other wise be required to be bifurcated from its host contract in accordance with SFAS No. 133. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company believes that the adoption of SFAS No. 155 will not have a material impact on its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156 Accounting for Serving of Financial Assets an Amendment to FASB Statement No. 140. Once effective, SFAS No. 156 will require entities to recognize a servicing asset or liability each time they undertake an obligation to service a financial asset by entering into a serving contract in certain situations. This statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value and permits a choice of either the amortization or fair value measurement method for subsequent measurements.

The effective date of this statement is for annual periods beginning after September 15, 2006, with earlier adoption permitted as the beginning of an entity’s fiscal year provided the entity has not issued any financial statements for that year. The Company does not believe that this pronouncement will have a material impact on its financial statements.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

Note 2 - Stock-Based Compensation Plan

Stock-Based Compensation Plan: The Company has granted options to purchase common stock to employees, consultants and outside directors under the Trulite, Inc. Stock Option Plan (the “Plan”). Prior to January 1, 2006, the Company accounted for grants of options using the intrinsic value method under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations, and applied SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, for disclosure purposes only. Under APB No. 25, stock-based compensation cost related to stock options was not recognized in net income since the options granted under those plans had exercise prices greater than or equal to the market value of the underlying stock on the date of grant.

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, which revises SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123R. The statement was adopted using the modified prospective method of application which requires compensation expense to be recognized in the financial statements for all unvested stock options beginning in the quarter of adoption. No adjustments to prior periods have been made as a result of adopting SFAS No. 123R. Under this transition method, compensation expense for share-based awards granted prior to January 1, 2006, but not yet vested as of January 1, 2006, and not previously amortized through the pro forma disclosures required by SFAS No. 123, will be recognized in the Company’s financial statements over their remaining service period. The cost was based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123. As required by SFAS No. 123R, compensation expense recognized in future periods for share-based compensation granted prior to adoption of the standard will be adjusted for the effects of estimated forfeitures.

During the first quarter of 2006, the Company issued options to purchase 5,000 shares of common stock under the Plan (see Note H). These options have an exercise price equal to the fair value estimate of $0.88 on the date of grant, varying vesting over four years, and a 7 year contractual life. These options are being accounted for in accordance with the guidance in SFAS No. 123R.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

The Company estimates the fair value of stock options under SFAS No. 123R at the date of grant using a Black-Scholes valuation model, which is consistent with the valuation technique previously utilized to value options for the footnote disclosures required under SFAS No. 123. The following table provides the weighted average assumptions used in the Black-Scholes option valuation model to value options granted in the first quarter of 2006. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term (estimated period of time outstanding) of options granted in 2006 is based on the “simplified” method of estimating expected term for “plain vanilla” options allowed by SEC Staff Accounting Bulletin No. 107, and varies based on the vesting period and contractual term of the option. Expected volatility for options granted in 2006 is based on an evaluation of similar Companys’ trading activity. The Company has not issued dividends on its common stock.

Three Months Ended
March 31,
2006

Risk-free rate	5.4%
Expected life (in years)	4
Expected volatility	-
Weighted average volatility	-
Expected dividends	-

As no stock options were issued during the three months ended March 31, 2005, the proforma information required under FAS 123 is not considered applicable.

NOTE 3 - Property, Plant and Equipment

Property, Plant and Equipment consists of the following:

	March 31, 2006	December 31, 2005
Manufacturing equipment	$9,491	$9,491
Office equipment	27,360	27,360

Test equipment	4,150	4,150
Total fixed assets	41,001	41,001
Accumulated depreciation	(10,683)	(7,963)
PROPERTY, PLANT AND EQUIPMENT, net	$30,317	$33,038

NOTE 4 - Accrued liabilities

	March 31, 2006	December 31, 2005
Credit Card	$5,645	$6,217
Accrued Invoices	67,807	18,313
Accrued Payroll	56,851	20,290
Accrued liabilities	$130,303	$44,821

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

NOTE 5 - Income taxes

Since inception, the Company has incurred net operating losses and, accordingly, no provision for current income taxes has been recorded in these financial statements. In addition, no benefit for income taxes has been recorded in respect of the net deferred tax assets, which principally comprises the benefit of the net operating loss carryforward of approximately $708,000 and $579,000 as of March 31, 2006 and December 31, 2005, respectively, as management believes it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its net deferred tax assets at March 31, 2006 and December 31, 2005. During the quarter ended March 31, 2006, the valuation allowance for net deferred tax assets increased by approximately $129,000. For the year ended December 31, 2005, the valuation allowance for net deferred tax assets increased by approximately $280,000.

As of March 31, 2006, the Company has a net operating loss carryforward of approximately $2,083,000 which will expire in the years 2024 and 2026 if not utilized earlier.

NOTE 6 - Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $148,546 and $74,915 for the quarter ended March 31, 2006 and March 31, 2005, respectively.

NOTE 7 - Series A Preferred Stock

The 8% Cumulative Convertible Series A Preferred Stock (“Series A Preferred Stock”) has a liquidation value of $1.00 per share plus dividends whether or not earned or declared from the issuance date thereof at the annual rate of eight percent (8%) (the “Preferred Dividends”) of $1.00 per share (the “Original Issue Price”), payable at the option of the Company in cash or in shares of Series A Preferred Stock. In addition, the Preferred Stock has preferential treatment in liquidation to all Common Stock and any other stock of the Company ranking junior to the Series A Preferred Stock. Accretion of cumulative dividends outstanding on these shares was $29,095 and $9,030 during the quarter ended March 31, 2006 and March 31, 2005, respectively.

Each share of Series A Preferred Stock is convertible at any time into common shares of the Company by dividing the original issue price by a conversion price as defined. 520,000 shares of Series A Preferred Stock are convertible into common shares on a five for one basis due to the subsequent common stock split (see Note G).

The Series A Preferred Stock is redeemable at the option of the majority holders in cash at $1.00 per share plus all accrued and unpaid Preferred Dividends on the fifth anniversary of the date of initial issuance or other events relating to change in 25% or more of the outstanding voting stock of the Company or a merger or consolidation as defined.

Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock is convertible.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

NOTE 8 - Related Party Transactions

During the quarter ended March 31, 2006, all sales were to an entity affiliated to Contango Capital Partners, LP (a preferred stockholder of the Company). Accounts receivable from this affiliated entity amounted to $8,333 as of March 31, 2006.

During the quarter ended March 31, 2006, the Company received advances of $53,811 form an affiliated entity.

As consideration for certain administrative services performed, valued at $65,020, the Company issued 65,020 shares of its common stock to Contango Capital Partners, LP during quarter ended March 31, 2005 (323,350 shares of common stock, post stock split) (see Note G). The Company based the value of these common shares upon the hours spent providing such services at hourly rates commonly paid for these types of services.

Note 9 - Common Stock Split

In April 2005, the Company’s Board of Directors authorized a five-for-one split of the Company’s common stock. In conjunction with the stock split, the Company amended its certificate of incorporation to increase its authorized common stock to 20,000,000 shares and retained the par value of $0.0001 per share. Accordingly, all references to the number of common shares authorized and common shares issued and outstanding in the accompanying financial statements have been adjusted to reflect the effects of the common stock split on a retroactive basis.

Note 10 - Common Stock Options

In March 2005, the Company established the Trulite, Inc. Stock Option Plan (the “Plan”). The Plan is administered by the Board of Directors (the “Board”) of the Company or a committee of the Board and provides for the grant of 1,721,665 shares of the Company’s common stock to eligible employees, directors, consultants and advisors as non-qualified stock options or incentive stock options. The Plan was amended in March 2006 and increased the number of shares allowed for grant as options by 1,389,140 shares. The revised number of shares as of March 31, 2006 in the Plan is 3,110,805.

Option exercise price, number of options, duration and time of exercise are as determined by the Board except that incentive stock options are to be granted within ten years from date of adoption of the Plan and incentive stock options must be exercised no later than seven years from date of grant. For the three months ended March 31, 2006, the Company granted incentive stock options to certain employees and officers for 5,000 shares of its common stock at an exercise price of $0.88 per share, as adjusted to reflect the five-for-one split of the Company’s common stock. These options vest over a four year period from date of grant and in accordance with the terms of the Plan expire in seven years from date of grant. The compensation expense for the 5,000 optioned shares for the quarter ended March 31, 2006 is not considered significant.

No options were forfeited during the quarter ended March 31, 2006. As of March 31, 2006, the Company had options outstanding on 451,692 shares, none of which were exercisable, at an average remaining contractual life of 6.49 years at a weighted average exercise price of $0.88 per share.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

NOTE 11 - Commitments

Leases

Rent expense during the three months ended March 31, 2006 and 2005, was $2,915 (unaudited) and $1,275, respectively. Rent expense is included in general and administrative expenses in the accompanying statements of operations.

As of March 31, 2006, future rental commitment for a lease expiring in May 2006 was approximately $2,700.

Other

As of March 31, 2006, the Company had employment agreements with certain employees that expire through 2007, under which the total obligations were approximately $279,000.

As of March 31, 2006, the Company had entered into a consulting agreement for investment banking services, under which the Company is required to issue 250,000 shares of restricted common stock and 250,000 five-year warrants to purchase the Company’s common stock at $3 per share. The term of the agreement has not been determined but is estimated to be two years, extending through March 2008.

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

NOTE 12 - Net Loss Per Share

	Three Months Ended,
Numerator:	March 31,	March 31,
	2006	2005

Net loss per statements of operations	$(379,234)	$(177,346)
Increase net loss by:
Accretion of preferred dividends	(29,095)	(9,030)

Net loss applicable to common stockholders	$(408,329)	$(186,376)

Denominator:
Denominator for basic earnings per share - weighted average shares outstanding	3,631,500	3,530,280

Effect of potentially dilutive common shares:
Convertible preferred stock	-	-

Denominator for diluted earnings per share
Weighted average shares outstanding	3,631,500	3,530,280

Basic loss per share	$(0.11)	$(0.05)

Diluted loss per share	$(0.11)	$(0.05)

Basic and diluted net loss per share for the three months ended March 31, 2006, and March 31, 2005 is the same since the effect of all common stock equivalents is antidilutive to the Company’s net loss in accordance with Statement of Financial Accounting Standard 128, Earnings per Share.

The following securities were not included in the computation of diluted loss per share as its effect would have been anti-dilutive:

	Three Months Ended,
	March 31,	March 31,
	2006	2005
8% Cumulative Convertible, Series A
Preferred Stock	3,435,725	3,435,725

TRULITE, INC. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

Note 13 - Subsequent Events

In April 2006, options totaling 1,175,339 (inclusive of the options for 699,303 share mentioned above) were granted by the Company.

In April 2006, the Company declared a dividend of $129,973 on the 8% Cumulative Convertible Series A Preferred Stock. This dividend is payable in the Company’s common stock.

In April 2006, the Company entered into a consulting agreement for investment banking services. Under the terms of this agreement, in exchange for investment banking services, the Company is required to issue 50,000 shares of its restricted common stock and 150,000 five year warrants to purchase the Company’s common stock at an exercise price of $3 per share.

The Company raised additional equity of $1,000,000 during April 2006 through the issuance of common stock for cash consideration of $1.00 per share. These issuances of common stock also included one year warrants to purchase an additional 1,000,000 shares of common stock of the Company at an exercise price of $1.50 per common share that shall expire on April 13, 2007.

In May 2006, the Company granted 100,000 options at an exercise price of $1.00 per share to certain officers and directors. These options vest over a four year period that expires May 2013.

In May 2006, all of the preferred stockholders agreed to convert their shares of Series A Preferred Stock to Common shares of the Company.

C O N T E N T S

12 Greenway Plaza, Suite 1202 Houston, Texas 77046-1289 Phone 713-561-6500 Fax 713-968-7128 Web www.uhy-us.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Trulite, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Trulite, Inc., (a development stage company) (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trulite, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred significant losses and negative cash flows from operations since inception. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note L, the financial statements for the period from inception (July 14, 2004) through December 31, 2004, and for the year ended December 31, 2005, have been restated for the correction of certain errors.

Houston, Texas
May 16, 2006

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (RESTATED)

	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$235,982	$126,465
Due from affiliate	23,773	-
Accounts receivable - affiliate (net of allowance for doubtful accounts of $0)	16,667	2,700
Patent applications fees	19,843	6,465
Prepaid expenses and other current assets	7,844	6,916
TOTAL CURRENT ASSETS	304,109	142,546

PROPERTY AND EQUIPMENT
Equipment	41,001	11,250
Less: accumulated depreciation	7,963	1,140
NET PROPERTY AND EQUIPMENT	33,038	10,110

TOTAL ASSETS	$337,147	$152,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	$44,821	$37,603
Accounts payable - affiliate	-	11,845
TOTAL CURRENT LIABILITIES	44,821	49,448

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
8% Cumulative Convertible, Series A Preferred stock; $0.0001 par value, 1,500,000 shares authorized, 1,454,725 and 320,000 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively. Liquidation value of $1.00 per share plus preferred dividend per share of $0.0623 and $0.0207 as of December 31, 2005 and December 31, 2004, respectively. (Aggregate liquidation value of $1,545,354 and $326,624 as of December 31, 2005 and December 31, 2004, respectively)
	90,843	6,656
Common stock; $0.0001 par value, 20,000,000 shares authorized, 3,631,500 and 3,306,150 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively	363	330
Additional paid-in-capital	1,905,094	974,244
Deficit accumulated during the development stage	(1,703,974)	(878,022)
TOTAL STOCKHOLDERS’ EQUITY	292,326	103,208

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,147	$152,656

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (RESTATED)

	Year Ended	Period from Inception (July 15, 2004) through	Cumulative Amounts July 15, 2004 (Inception) through
	December 31,	December 31,	December 31,
	2005	2004	2005

SALES	$16,667	$1,750	$18,417

COST OF SALES	12,216	650	12,866

GROSS MARGIN	4,451	1,100	5,551

OPERATING EXPENSES
Research and development	410,958	713,109	1,124,067
Depreciation	6,823	1,140	7,963
General and administrative	412,877	164,873	577,750
TOTAL OPERATING EXPENSES	830,658	879,122	1,709,780

OPERATING LOSS	(826,207)	(878,022)	(1,704,229)

OTHER INCOME (EXPENSE)
Interest expense	(663)	-	(663)
Interest income	5,329	-	5,329
Other	(4,411)	-	(4,411)
TOTAL OTHER INCOME (EXPENSE)	255	-	255

LOSS BEFORE INCOME TAXES	(825,952)	(878,022)	(1,703,974)

INCOME TAXES	-	-	-

NET LOSS	(825,952)	(878,022)	$(1,703,974)

PREFERRED DIVIDENDS	(84,074)	(6,624)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(910,026)	$(884,646)

NET LOSS PER COMMON SHARE:
Basic	$(0.25)	$(0.28)
Diluted	$(0.25)	$(0.28)

WEIGHTED AVERAGE COMMON SHARES:
Basic	3,606,542	3,157,001
Diluted	3,606,542	3,157,001

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE CUMULATIVE PERIOD FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2005 (RESTATED)

						Deficit
	8% Cumulative					Accumulated
	Convertible Series A				Additional	During the
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Cash issuances
July 28, 2004, 100,000 shares @ $1.00 per share	100,000	$10	-	$-	$99,990	$-	$100,000
November 5, 2004, 190,000 shares @ $1.00 per share	190,000	19	-	-	189,981	-	190,000
November 12, 2004, 10,000 shares @ $1.00 per share	10,000	1	-	-	9,999	-	10,000
Non cash issuances
July 22, 2004, 20,000 shares @ $1.00 per share for
acquisition of Trulite Technology, LC based on
fair value of the stock	20,000	2	-	-	19,998	-	20,000
July 22, 2004, 592,460 shares @ $1.00 per share for
acquisition of Trulite Technology, LC based on
fair value of the stock (post stock split, 2,962,300
shares) (see Note H)	-	-	2,962,300	296	592,164	-	592,460
July 28, 2004, 68,770 shares @ $1.00 per share for
management services based on fair value of
services received (post stock split, 343,850
shares) (see Note H)	-	-	343,850	34	68,736	-	68,770
Accretion of dividends on 8% cumulative convertible
Series A preferred stock	-	6,624	-	-	(6,624)	-	-
Net loss, period from inception (July 15, 2004) through
December 31, 2004	-	-	-	-	-	(878,022)	(878,022)
Balances, December 31, 2004	320,000	6,656	3,306,150	330	974,244	(878,022)	103,208

Cash issuances
February 1, 2005, 200,000 shares @ $1.00 per share	200,000	20	-	-	199,980	-	200,000
June 1, 2005, 934,725 shares @ $0.802375 per share	934,725	93	-	-	749,907	-	750,000
Non cash issuances
January 28, 2005, 65,070 shares @ $1.00 per share
for management services based on fair value of
services received (post stock split, 325,350
shares) (see Note H)	-	-	325,350	33	65,037	-	65,070
Accretion of dividends on 8% cumulative convertible
Series A preferred stock	-	84,074	-	-	(84,074)	-	-
Net loss for the year ended December 31, 2005	-	-	-	-	-	(825,952)	(825,952)
Balances, December 31, 2005	1,454,725	$90,843	3,631,500	$363	$1,905,094	$(1,703,974)	$292,326

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (RESTATED)

	Year Ended	Period from Inception (July 15, 2004) through	Cumulative Amounts July 15, 2004 (Inception) through
	December 31,	December 31,	December 31,
	2005	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(825,952)	$(878,022)	$(1,703,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,823	1,140	7,963
Management fees	65,070	68,770	133,840
Research and development expenses	-	606,798	606,798
Effect of changes in operating assets and liabilities (net of effects of acquisition of Trulite Technology, LC for the period from inception (July 15, 2004) through December 31, 2004):
Due from affiliate	(23,773)	-	(23,773)
Accounts receivable	(13,967)	(2,700)	(16,667)
Patent application fees	(13,378)	(6,465)	(19,843)
Prepaid expenses and other current assets	(928)	(451)	(1,379)
Grants receivable	-	850	850
Accrued expenses	7,218	29,494	36,712
Accounts payable - affiliate	(11,845)	11,845	-
NET CASH USED IN OPERATING ACTIVITIES	(810,732)	(168,741)	(979,473)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(29,751)	(4,794)	(34,545)
NET CASH USED IN INVESTING ACTIVITIES	(29,751)	(4,794)	(34,545)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	950,000	300,000	1,250,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	950,000	300,000	1,250,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	109,517	126,465	235,982

CASH AND CASH EQUIVALENTS, Beginning of period	126,465	-	-

CASH AND CASH EQUIVALENTS, End of period	$235,982	$126,465	$235,982

NON CASH INVESTING AND FINANCING ACTIVITIES
Stock issued for acquisition of Trulite Technology, LC:
8% Cumulative Convertible Series A Preferred Stock	$-	$20,000	$20,000
Common stock	-	592,460	592,460

	$-	$612,460	$612,460

Common stock issued for management services	$65,070	$68,770	$133,840

Cash paid for interest	$663	$-	$663

See accompanying notes to financial statements.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE A - NATURE OF OPERATIONS

Trulite, Inc. (the “Company”) was incorporated on July 15, 2004 in the State of Delaware. The Company is a development stage entity and is primarily engaged in the development of compact, lightweight hydrogen generators for fuel cell systems.

For the year ending December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, the Company did not have significant revenues. The Company has no significant operating history as of December 31, 2005. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 2005, management raised additional equity financing to fund operations and to provide additional working capital. However, there is no assurance that such financing will be in amounts sufficient to meet the Company’s needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Effective February 22, 2006, the Company’s Form 10-SB/A (General Form for Registration of Securities of Small Business Issuers) was deemed effective with the United States Securities and Exchange Commission.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are reported at outstanding principal less allowance for doubtful accounts. Earnings are charged with a provision for doubtful accounts based on a current review of the collectibility of the accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

As of and for the year ended December 31, 2005, all of the Company’s sales and accounts receivables were from an affiliated entity.

Concentrations of Credit Risk: The Company maintains cash balances at a financial institution which at times exceeds federally insured amounts. The Company has not experienced any material losses in such accounts.

Revenue Recognition: Revenue from sales is recognized on delivery.

Property and Equipment: Property and equipment is carried at cost. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 7 years. Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains and losses from retirement or replacement of property and equipment are included in operations.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation expense was $6,823 and $1,140 for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, respectively.

Impairment of Long-Lived Assets: The Company reviews the recoverability of its long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value.

Income Taxes: The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in the Company’s tax returns.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation Plan: The Company accounts for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and related interpretations in accounting for its stock-based compensation arrangements as opposed to the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, no compensation expense is recognized if the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

Pro forma information is required by SFAS No. 123 to reflect the estimated effect on net income as if the Company had accounted for the stock option grants using the fair value method described in that statement. Fair value was estimated at the date of grants using the Minimum Value method, computed by (a) the estimated current price of the stock reduced to exclude the present value of any expected dividends during the option’s life minus (b) the present value of the exercise price, with the following weighted average assumptions being used: risk-free interest rate of 5.5% and dividend yield of zero, and expected lives of seven years.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on the net loss and earnings per share if the fair value based method had been applied.

		Period from Inception (July 15, 2004)
	Year Ended	through
	December 31,	December 31,
	2005	2004

Net loss attributable to common shareholders as reported	$(910,026)	$(884,646)

Less: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-

Add: Total stock-based employee compensation expense determined under fair value based method net of related tax effects	-	-

Pro forma net loss	$(910,026)	$(884,646)

Loss per share:
Basic - as reported	$(0.25)	$(0.28)

Basic - pro forma	$(0.25)	$(0.28)

Diluted - as reported	$(0.25)	$(0.28)

Diluted - pro forma	$(0.25)	$(0.28)

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncement: In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (“FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (“FAS-123), Accounting for Stock-Based Compensation. In addition to requiring supplemental disclosures, FAS-123R addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. FAS-123R focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. The Statement eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 (“APB-25”), Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value based method. Accordingly, proforma disclosure is no longer an alternative.

Under FAS-123R, nonpublic entities, including those that become public entities after June 15, 2005, that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes under Statement 123 shall apply this Statement prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. Those entities shall continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards (either the minimum value method under Statement 123 or the provisions of Opinion 25, and its related interpretive guidance).

As of the required effective date, the Company will adopt the provisions of FAS-123R using the modified prospective application method. The modified prospective application method applies to new awards and to awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or proforma disclosures under Statement 123.

NOTE C - BUSINESS COMBINATION

On July 22, 2004, the Company completed the purchase of Trulite Technology, LC, a privately held Utah manufacturer of fuel cells at an aggregate purchase price of $612,460, by issuing to the owners of Trulite Technology, LC 20,000 shares of Trulite, Inc.’s 8% cumulative convertible Series A preferred stock and 592,460 shares of Trulite, Inc.’s common stock (2,962,300 shares of common stock, post stock split) (see Note H).

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE C - BUSINESS COMBINATION (Continued)

The allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed based on fair values, was as follows:

Grants receivable	$850
Equipment	6,456
Current assets	6,465
Purchased research and development	606,798
Total assets acquired	620,569

Accounts payable	(6,675)
Accrued expenses	(1,434)
Total liabilities assumed	(8,109)

Net assets acquired	$612,460

The purchased research and development was expensed immediately following the acquisition of Trulite Technology, LC as it was determined to have no alternative future use.

NOTE D - INCOME TAXES

Since inception, the Company has incurred net operating losses and, accordingly, no provision for current income taxes has been recorded in these financial statements. In addition, no benefit for income taxes has been recorded in respect of the net deferred tax assets, which principally comprises the benefit of the net operating loss carryforward of approximately $579,000 and $299,000 as of December 31, 2005 and 2004, respectively, as management believes it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its net deferred tax assets at December 31, 2005 and 2004. During the year ended December 31, 2005, the valuation allowance for net deferred tax assets increased by approximately $280,000.

As of December 31, 2005, the Company has a net operating loss carryforward of approximately $1,704,000 which will expire in the years 2024 and 2025 if not utilized earlier.

NOTE E - RESEARCH AND DEVELOPMENT COSTS

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $410,958 for the year ended December 31, 2005 and $713,109 for the period from inception (July 15, 2004) through December 31, 2004 (inclusive of purchased research and development of $606,798).

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE F - SERIES A PREFERRED STOCK

The 8% Cumulative Convertible Series A Preferred Stock (“Series A Preferred Stock”) has a liquidation value of $1.00 per share plus dividends whether or not earned or declared from the issuance date thereof at the annual rate of eight percent (8%) (the “Preferred Dividends”) of $1.00 per share (the “Original Issue Price”), payable at the option of the Company in cash or in shares of Series A Preferred Stock. In addition, the Preferred Stock has preferential treatment in liquidation to all Common Stock and any other stock of the Company ranking junior to the Series A Preferred Stock. Accretion of cumulative dividends outstanding on these shares was $84,074 and $6,624 during the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, respectively.

Each share of Series A Preferred Stock is convertible at any time into common shares of the Company by dividing the original issue price by a conversion price as defined. 520,000 shares of Series A Preferred Stock are convertible into common shares on a five for one basis due to the subsequent common stock split (see Note H).

The Series A Preferred Stock is redeemable at the option of the majority holders in cash at $1.00 per share plus all accrued and unpaid Preferred Dividends on the fifth anniversary of the date of initial issuance or other events relating to change in 25% or more of the outstanding voting stock of the Company or a merger or consolidation as defined.

Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock is convertible.

NOTE G - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, all sales were to an entity affiliated to Contango Capital Partners, LP (a preferred stockholder of the Company). Accounts receivable from this affiliated entity amounted to $16,667 and is included in accounts receivable in the accompanying balance sheet as of December 31, 2005.

As consideration for certain administrative services performed, the Company issued 65,070 and 68,770 shares of its common stock to Contango Capital Partners, LP in January 2005 and July 2004, respectively, (325,350 and 343,850 shares of common stock, post stock split) (see Note H). The Company based the value of these common shares upon the hours spent providing such services at hourly rates commonly paid for these types of services.

During the year ended December 31, 2005, the Company advanced certain funds to an affiliated entity. These advances were on a non-interest basis with no fixed terms of repayment, and amounted to $23,773 as of December 31, 2005.

During the period from inception (July 15, 2004) through December 31, 2004, the Company paid a fee of $25,000 to Contango Capital Partnership Management, LLC (a related party) for services provided in connection with the capital formation of the Company. As of December 31, 2004, the amount payable to Contango Capital Partnership Management, LLC was $11,845. This liability was repaid in full in 2005.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE H - COMMON STOCK SPLIT

In April 2005, the Company’s Board of Directors authorized a five-for-one split of the Company’s common stock. In conjunction with the stock split, the Company amended its certificate of incorporation to increase its authorized common stock to 20,000,000 shares and retained the par value of $0.0001 per share. Accordingly, all references to the number of common shares authorized and common shares issued and outstanding in the accompanying financial statements have been adjusted to reflect the effects of the common stock split on a retroactive basis.

NOTE I - COMMON STOCK OPTIONS

In March 2005, the Company established the Trulite, Inc. Stock Option Plan (the “Plan”). The Plan is administered by the Board of Directors (the “Board”) of the Company or a committee of the Board and provides for the grant of 1,721,665 shares of the Company’s common stock to eligible employees, directors, consultants and advisors as non-qualified stock options or incentive stock options. Option exercise price, number of options, duration and time of exercise are as determined by the Board except that incentive stock options are to be granted within ten years from date of adoption of the Plan and incentive stock options must be exercised no later than seven years from date of grant. During the year ended December 31, 2005, the Company granted incentive stock options to certain employees and officers for 446,692 shares of its common stock at an exercise price of $0.88 per share, as adjusted to reflect the five-for-one split of the Company’s common stock. These options vest over a four year period from date of grant and in accordance with the terms of the Plan expire in seven years from date of grant.

No options were forfeited during the year ended December 31, 2005. As of December 31, 2005, the Company had options outstanding on 446,692 shares, none of which were exercisable, at an average remaining contractual life of 6.49 years at a weighted average exercise price of $0.88 per share.

NOTE J - COMMITMENTS

Leases

Rent expense during the year ended December 31, 2005 was $10,925 and $1,958 for the period from inception (July 15, 2004) through December 31, 2004 and is included in general and administrative expenses in the accompanying statements of operations.

As of December 31, 2005, future rental commitment for a lease expiring in May 2006 is approximately $7,000.

Employment Agreements

As of December 31, 2005, the Company had employment agreements with certain employees that expire through 2007, under which the total obligations were approximately $279,000.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE K - NET LOSS PER SHARE

		Period from Inception (July 15, 2004)
	Year Ended	through
	December 31,	December 31,
	2005	2004

Numerator:
Net loss per statements of operations	$(825,952)	$(878,022)

Increase net loss by:
Accretion of preferred dividends	(84,074)	(6,624)

Net loss applicable to common stockholders	$(910,026)	$(884,646)

Denominator:
Denominator for basic earnings per share - weighted average shares outstanding	3,606,542	3,157,001

Effect of potentially dilutive common shares:
Convertible preferred stock	-	-

Denominator for diluted earnings per share - weighted average shares outstanding	3,606,542	3,157,001

Basic loss per share	$(0.25)	$(0.28)

Diluted loss per share	$(0.25)	$(0.28)

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004

NOTE K - NET LOSS PER SHARE (Continued)

Basic and diluted net loss per share for the year ended December 31, 2005 and from the period from inception (July 15, 2004) through December 31, 2004 is the same since the effect of all common stock equivalents is antidilutive to the Company’s net loss in accordance with Statement of Financial Accounting Standard 128, Earnings per Share.

The following securities were not included in the computation of diluted loss per share as its effect would have been anti-dilutive:
		Period from
		Inception
		(July 15, 2004)
	Year Ended	through
	December 31,	December 31,
	2005	2004

8% Cumulative Convertible, Series A Preferred Stock	3,435,725	1,600,000

NOTE L - RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the issuance of the financial statements for the period from inception (July 15, 2004) through December 31, 2004, and for the year ended December 31, 2005, management of the Company determined that certain purchased research and development items acquired from the purchase of Trulite Technology, LC, were incorrectly recorded as an intangible asset (unpatented technology) subject to amortization. Such amounts should have been recognized as an expense in the period of purchase. Accordingly, the financial statements for the period from inception (July 15, 2004) through December 31, 2004, and for the year ended December 31, 2005 have been restated to properly reflect the elimination of the intangible asset with an increase in research and development expense in the amount of $606,798 and a reduction of amortization expense in the amount of $30,340 for the period from inception (July 15, 2004) through December 31, 2004, and a reduction in amortization expense for the year ended December 31, 2005 by $60,680. Due to this correction, basic and diluted loss per share decreased from $(0.28) to $(0.25) for the year ended December 31, 2005, and increased from $(0.09) to $(0.28) for the year ended December 31, 2004. There were no income tax effects from this restatement.

TRULITE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (RESTATED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD
FROM INCEPTION (JULY 15, 2004) THROUGH DECEMBER 31, 2004
NOTE M - SUBSEQUENT EVENTS

In January 2006, the Company granted options for 5,000 shares to a consultant at an exercise price of $0.88 per share. These options vest over four years and expire in seven years,

In March 2006 the Company entered into an employment agreement with an executive. Under the terms of this agreement the Company will pay the executive an annual salary of $65,000 up to January 1, 2007, after which date the executive’s employment converts to a month to month relationship with the Company. The executive was also granted an option to purchase 699,302 fully vested shares of the Company’s common stock at an exercise price of $0.88 per share on April 13, 2006 which expire April 3, 2010.

In March 2006, the Company entered into a consulting agreement for investment banking services. Under the terms of this agreement, in exchange for investment banking services, the Company is required to issue 250,000 shares of restricted common stock and 250,000 five year warrants to purchase the Company’s common stock at an exercise price of $3 per share.

In March 2006, the Company amended its Stock Option Plan and increased the number of shares allowed for grant as options by 1,389,140 shares. Options totaling 1,175,339 (inclusive of the options for 699,303 shares mentioned above) were granted by the Company in April 2006.

In April 2006, the Company declared a dividend of $129,973 on the 8% Cumulative Convertible, Series A Preferred Stock. This dividend is payable in the Company’s common stock.

In April 2006, the Company entered into a consulting agreement for investment banking services. Under the terms of this agreement, in exchange for investment banking services, the Company is required to issue 50,000 shares of its restricted common stock and 150,000 five year warrants to purchase the Company’s common stock at an exercise price of $3 per share.

The Company raised additional equity of $1,000,000 during April 2006 through issuance of its common stock for cash consideration of $1.00 per share. These issuances of common stock also included one year warrants to purchase an additional 1,000,000 shares of common stock of the Company at an exercise price of $1.50 per common share that shall expire on April 13, 2007.

In May 2006, the Company granted 100,000 options at an exercise price of $1.00 per share to certain officers and directors. These options vest over a four year period that expires May 2013.

In May 2006, all of the preferred stockholders agreed to convert their shares of Series A Preferred Stock to Common shares of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The principal independent accountants for the Company for the Company’s two most recent fiscal years and any later interim period have not resigned, declined to stand for re-election or were dismissed.

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

The following certificate of incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

• any breach of the director's duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• payments of unlawful dividends or unlawful stock repurchases or redemptions; or
• any transaction from which the director derived an improper personal benefit.

        The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution.

Type of Expense	Amount of Anticipated Expense
Legal Fees	$5,000
Audit and Related Accounting Fees	$10,000
Printing Costs	$1,500
Miscellaneous Fees and Expenses	$1,000
Total Expenses	$17,500

Item 26. Recent Sales of Unregistered Securities.

In June 2005, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite sold 1,134,725 shares of its Series A Preferred Stock to one investor, CCP, for an average cash consideration of $0.84 per share, for an aggregate investment of $950,000.

On April 13, 2006, pursuant to Rule 504 of Regulation D promulgated under the Securities Act, Trulite issued 1,000,000 shares of Common Stock and 1,000,000 warrants to purchase Common Stock, at an exercise price of $1.50 per share, to 12 accredited investors for an aggregate purchase price of $1,000,000.

In addition, in April 2006, the Company issued 300,000 shares of Common Stock and warrants to purchase 400,000 shares of Common Stock at an exercise price of $3.00 per share to Jelco and Boru, pursuant to each of their consulting agreements.

All purchasers of the Company’s securities represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27. Exhibits.

Exhibit Number	Description

3.1*	Certificate of Incorporation
3.2*	Certificate of Amendment to the Certificate of Incorporation
3.3*	Bylaws
3.4*	Application of Certificate of Authority (Texas)
4.1*	Certificate of Designation of the 8% Cumulative Convertible Preferred Stock, Series A
4.2*	Certificate of Amendment to the Certificate of Designation of the 8% Cumulative Convertible Preferred Stock, Series A, as amended
5.1	Opinion of Feldman Weinstein
10.1*	Employment Agreement of John Sifonis
10.2*	April 2005 Option Agreement of John Sifonis
10.3*	October 2005 Option Agreement of John Sifonis
10.4*	Employment Agreement of Kevin Shurtleff
10.5*	Employment Agreement of Jerry Metz
10.6*	April 2005 Option Agreement of Jerry Metz
10.7*	October 2005 Option Agreement of Jerry Metz
10.8*	Employment Agreement of James A. Longaker
10.9*	July 2005 Option Agreement of James A. Longaker
10.10*	Employment Agreement of Eric Ladd
10.11*	Trulite, Inc. Stock Option Plan
10.12*	Contribution Agreement
10.13*	Waiver Agreement
10.14*	Preferred Stock Purchase Agreement
10.15*	Addendum to Preferred Stock Purchase Agreement
10.16*	Investor’s Rights Agreement
10.17*	Right of First Refusal and Co-Sale Agreement
10.18**	Option Agreement with Synexus Energy, Inc.
10.19***	Stockholder Lock-Up Agreement with Contango Capital Partners, LP
10.20***	Consulting Agreement with Boru Enterprises, Inc.
10.21***	Memorandum of Understanding with Synexus Energy, Inc.
10.22***	Grant Documents from The Defense Threat Reduction Agency and the United States Air Force
10.23****	Consulting Agreement with Jelco, Inc.
10.24****	Consulting Agreement with Ascend Renewable Technologies, LLC
10.25****	Employment Agreement of Christopher Brydon
10.26****	Employment Agreement of Eric Ladd
10.27****	Employment Agreement of John Patton
10.28****	Employment Agreement of Kevin Shurtleff
10.29****	Stockholder Lock-Up Agreement with James Longaker
10.30****	Stockholder Lock-Up Agreement with John Sifonis
10.31****	Stockholder Lock-Up Agreement with Kevin Shurtleff
10.32****	Stockholder Lock-Up Agreement with Eric Ladd
10.33****	Amended Stock Option Plan
10.34****	Stock Option Agreement with John Berger
10.35****	Stock Option Agreement with Christopher Brydon
10.36****	Stock Option Agreement with William Flores
10.37****	Stock Option Agreement with Richard Hoesterey
10.38****	Stock Option Agreement with Evan Hughes
10.39****	Stock Option Agreement with Eric Ladd
10.40****	Stock Option Agreement with Jenny Ligums
10.41****	Stock Option Agreement with James Longaker
10.42****	Stock Option Agreement with Eric Melvin
10.43****	Stock Option Agreement with John Patton
10.44****	Stock Option Agreement with Kevin Shurtleff
23.1	Consent of Independent Registered Accounting Firm

*	Filed as an exhibit to the Company's registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on December 23, 2005, and incorporated herein by this reference.

**	Filed as an exhibit to the Company's registration statement on Form 10-SB/A, as filed with the Securities and Exchange Commission on February 23, 2006, and incorporated herein by this reference.

***	Filed as an exhibit to the Company's registration statement on Form 10-SB/A, as filed with the Securities and Exchange Commission on April 21, 2006, and incorporated herein by this reference.

****	Filed as an exhibit to the Company's registration statement on Form 10-SB/A, as filed with the Securities and Exchange Commission on June 8, 2006, and incorporated herein by this reference.
______________

Item 28. Undertakings.

The registrant hereby undertakes:

1)	To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:
a.	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.	include any additional or changed material information on the plan of distribution.
2)
For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

3)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4)
To, if registering securities under Rule 415 of the Securities Act of 1933, as amended, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of such offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on June 7, 2006.

TRULITE, INC.

By: /s/ John Sifonis
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John Sifonis, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Sifonis, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of June 7, 2006:

/s/ James A. Longaker	/s/ General Randolph House
James A. Longaker, Chief Financial Officer and Secretary	General Randolph House, Director

/s/ John Berger	/s/ Eric Melvin
John Berger, Chairman of the Board of Directors	Eric Melvin, Director

/s/ Thomas Samson	/s/ William Flores
Thomas Samson, Director	William Flores, Director

/s/ Richard Hoesterey
Richard Hoesterey, Director